MARBLE FINANCIAL
                                 CORPORATION

                             ANNUAL REPORT 1994

Marble Prices of Common Stock and Dividends

The common stock of Marble Financial Corporation commenced trading in the over-the-counter market on the NASDAQ system under the symbol MRBL on August 26, 1986, in connection with the conversion of Marble Bank from mutual to stock form. As of December 31, 1994 there were 1,654 registered stockholders of record.

The following information is based on the intraday high and low prices as reported by the NASDAQ National Market System for the period from January 1, 1994 to December 31, 1994.

YEAR            Quarter   High     Low
----------------------------------------

1994            4th       $12.50   $9.75
                3rd        14.00    9.50
                2nd        10.25    7.75
                1st         9.50    8.00
1993            4th       $11.50   $6.50
                3rd        11.25    7.25
                2nd         8.75    6.75
                1st         9.75    6.25

Corporate Headquarters         Annual Report on Form 10-K           Transfer Agent and Registrar
Marble Financial Corporation   and Other Financial Information      Mellon Securities Trust Company
47 Merchants Row               A copy of Marble Financial           85 Challenger Road, Overpeck Centre
Rutland, Vermont 05701         Corporation's Annual Report on       Ridgefield Park, New Jersey 07660
802/775-0025                   Form 10-K filed with the Securities
                               and Exchange Commission may be       Independent Certified Public Accountant
Annual Meeting                 obtained from the Corporation        Arthur Andersen LLP
9:30 a.m., Thursday,           without charge by sending a written  One International Place
May 4, 1995 at the             request to:                          Boston, MA  02110
Killington Resort Center,        Maryellen Stefanini
Killington, Vermont              Stockholder Relations              Stock Listing
                                 Marble Financial Corporation       The Common Stock of Marble Financial
                                 47 Merchants Row, Box 978          is quoted on the NADSAQ National Market
                                 Rutland, Vermont  05702            System under the Symbol MRBL

Dividend Reinvestment
In 1994, Marble established a Dividend Reinvestment and Stock Purchase Plan for the holders of record of Marble's common stock. The plan provides a simple and convenient method of investing cash dividends and optional additional payments in additional shares of Marble. For further information or a prospectus contact George B. Williams or Maryellen Stefanini at Marble Financial Corporation.

Cover:  Castleton, Vermont - Home of Marble Bank's newest branch

Our Castleton Branch is located in a picturesque, historical district, offering access to not only the Castleton area, but to residents of Poultney, Fair Haven, Ira and the Lakes Region.

Having a branch in Castleton allows us to offer our home town banking services to an even greater portion of our Rutland County Community.

                            FINANCIAL HIGHLIGHTS

(In Thousands, except per share amounts)   1994       1993
_______________________________________________________________

At December 31,
  Total assets                             $408,536   $396,698
  Investments                               113,349    126,322
  Net loans                                 269,272    249,034
  Total deposits                            305,173    304,546
  Stockholders' equity                       37,037     35,012

For the years ended December 31,
  Net interest income                      $ 15,094   $ 13,640
  Provision for possible loan losses            500      1,744
  Non-interest income                           222        931
  Non-interest expense                       10,634     10,075
  Federal income tax benefit                 (2,907)      (670)
  Net income                                  7,089      3,876

Per Common Share
  Net income                               $   2.08   $   1.15
  Cash dividends declared                      0.34       0.00
  Book value                                  11.11      10.61
  Market value                                 9.75       9.00

Ratios
  Return on average assets                      1.8%       1.0%
  Return on average equity                     20.7       11.6
  Average equity to average assets              8.6        8.8
  Net interest margin                           3.9        3.7
  Dividend payout ratio                        16.3        0.0

                             PRESIDENT'S LETTER

To our Stockholders, Customers and Friends,

At this time last year, I said I was optimistic about the future of Marble. I can now say that my optimism was well founded, as Marble Financial Corporation enjoyed one of the best years in recent memory in a number of important areas.

Foremost among our many accomplishments during 1994 was the sale of non-performing assets that was concluded in June. Marble Bank was able to sell $7.6 million in classified assets in a bulk sale to a private investor, without incurring further losses or an adverse impact on income. During the second half of 1994, this transaction helped increase income by enabling the Bank to reduce the provision for possible loan losses and put the proceeds from the sale into interest-earning assets.

By virtue of Marble being profitable for every quarter since the fourth quarter of 1991, the increased ability to project profitability into the future as a result of the non-performing asset sale, and the volume of tax-loss carryforwards available as a result of operating losses in prior years, we were able to realize a tax benefit of $2.9 million during 1994. This amount was of considerable help in boosting our net income to a record $7.1 million for 1994.

During 1993, Marble made great progress in increasing the profitability of its core product base, and as a result, the Board of Directors voted in January 1994 to reinstate the dividend. Continued progress during 1994 allowed the Board to increase the dividend several times during the year and declare total dividends of $.034 per share. Also, a dividend reinvestment and stock purchase plan was made available to all of our common stockholders as a convenient and easy method of increasing their share holdings in Marble.

In August 1994, we took over the facilities of a former branch office of another bank in Castleton, Vermont and opened our seventh full service banking office. We were able to open the Castleton office quickly and without many of the expensive capital outlays usually associated with new facilities. This office was in our market area and allowed us to extend our service and convenience to our customers in the area as well as offer local banking services to many customers of the former bank. We also added ATM facilities to this office during the fall of 1994. In December 1994, in response to the request of area businesses and customers, we also opened an ATM facility on the Killington Road in Killington, Vermont. During early 1995, we will also be installing a night deposit facility to bring further convenience to our business customers in the Killington area. While we are very selective and conservative in deciding where or whether to open branch facilities, we felt these locations represented unique opportunities in our market area to better serve our existing customers and to extend our customer base. We hope to find such opportunities again in 1995.

During 1994, we also completed the renovation of the Gryphon Building in downtown Rutland and moved most of the executive and administrative staff into the offices there. These moves have allowed us to consolidate our senior management, administrative and operations staff in one location, which has considerably improved communications, planning and efficiency. In conjunction with these moves, the Bank also made a number of organizational changes during the year that will improve training, product development, compliance and the advancement of a sales oriented culture. Our overall organization structure is still fairly flat, with a considerable amount of authority in the hands of the people that deal on a daily basis with the customer base.

Interest rates rose considerably during 1994, and as a result, we saw some shifts in customer demand. As rates rose, mortgage business flattened considerably from the high demand of the previous year. But, while mortgage business was down, several other areas increased. Home equity lines of credit and automobile lending increased significantly and commercial loan demand stepped up. The higher interest rates also had an effect on deposits, as customers responded to higher rates by increasing time deposit balances. As a result of the increasing rate environment during 1994, we also saw net interest income and our net margin increase.

At our annual organization meeting in May, 1994, we saw the ending of an era at Marble Bank. When Alfred J. Beauchamp was elected Chairman of the Board of Marble and the Bank, it marked the first time since 1968 that someone other than William B. Wright or his father, Earl J. Wright, had been elected to the Chairman's position. While we will miss Bill's leadership from the chair, we are fortunate to retain him as a Director, and enjoy his advice and counsel in the future.

As we move into 1995, I am still optimistic about the future of Marble, our ability to serve the needs of Vermont, and our continuing to be the bank that Vermonters can count on.

                                                  ------------------
                                                 |                  |
Sincerely,                                       |     Photo of     |
                                                 | Edward J. Grover |
                                                 |                  |
                                                  ------------------
/s/ EDWARD J. GROVER
    Edward J. Grover
    President & Chief Executive Officer



                  REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of  Directors and Stockholders
Marble Financial Corporation:

We have audited the accompanying consolidated balance sheet of Marble Financial Corporation and subsidiary as of December 31, 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marble Financial Corporation and subsidiary as of December 31, 1994 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP
Boston, Massachusetts
January 17, 1995



Board of Directors and Stockholders
Marble Financial Corporation:

We have audited the accompanying consolidated balance sheet of Marble Financial Corporation and subsidiary as of December 31, 1993 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1993 and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marble Financial Corporation and subsidiary as of December 31, 1993 and the results of their operations and their cash flows for the years ended December 31, 1993 and 1992, in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP
Providence, Rhode Island
January 24, 1994



Marble Financial Corporation and Subsidiary
Consolidated Balance Sheets
(In Thousands, except par value and share amounts)

                                                                   December 31,
Assets                                                             1994       1993
______________________________________________________________________________________

Cash and due from banks                                            $  6,858   $  6,471
Interest-bearing deposits in other banks                                  4         19
Federal funds sold and other short-term investments                       0        160
Investment securities held-to-maturity (market value $18,961 at
 December 31, 1994)(note 2)                                          19,767          0
Investment securities available-for-sale (amortized cost
 $100,578 at December 31, 1994, and $126,597 at
 December 31, 1993) (note 2)                                         93,578    126,143
Loans (note 3)                                                      277,278    258,864
Less: Allowance for possible loan losses (note 4)                     8,006      9,830
NET LOANS                                                           269,272    249,034
Other real estate owned, net (note 5)                                 1,517      3,711
Bank premises and equipment, net (note 6)                             6,206      5,571
Other assets                                                         11,334      5,589
TOTAL ASSETS                                                       $408,536   $396,698

Liabilities and Stockholders' Equity
Deposits:
  Demand                                                           $ 14,549   $ 20,582
  Savings, NOW and money market                                     112,587    115,125
  Time                                                              178,037    168,839
TOTAL DEPOSITS (note 8)                                             305,173    304,546
Borrowed funds (note 9)                                              64,138     55,430
Other liabilities                                                     2,188      1,710
TOTAL LIABILITIES                                                   371,499    361,686
Commitments and contingencies (note 14)
Stockholders' Equity (note 11):
  Preferred stock, $1.00 par value, 1,000,000 shares
   authorized and unissued at December 31, 1994 and 1993                ---        ---
  Common stock, $1.00 par value, 8,000,000 shares authorized,
   3,333,438 and 3,299,637 shares issued and outstanding at
   December 31, 1994 and December 31, 1993, respectively              3,333 	 3,300
Additional paid-in capital                                           42,777     42,579
Retained deficit                                                     (4,453)   (10,413)
Unrealized loss on investment securities available-for-sale, net     (4,620)      (454)
TOTAL STOCKHOLDERS' EQUITY                                           37,037     35,012
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $408,536   $396,698

See accompanying notes to consolidated financial statements.



Marble Financial Corporation and Subsidiary
Consolidated Statements of Operations

(In Thousands, except per share amounts and shares outstanding)         Year Ended December 31,
                                                                        1994        1993        1992
__________________________________________________________________________________________________________

Interest income:
Interest and fees on loans                                              $  20,981   $  20,286   $  25,567
Interest and dividends on investment securities                             7,378       5,945       4,659
Interest on interest-bearing deposits, federal funds sold,
 and other short-term investments                                              34          60          57
TOTAL INTEREST INCOME                                                      28,393      26,291      30,283
Interest expense:
Interest on savings deposits                                                3,190       3,170       4,242
Interest on time deposits                                                   7,481       7,592      10,072
Interest on borrowed funds                                                  2,628       1,889       2,144
TOTAL INTEREST EXPENSE                                                     13,299      12,651      16,458
Net interest income                                                        15,094      13,640      13,825
Provision for possible loan losses (note 4)                                   500       1,744       3,041
Net interest income after provision for
 possible loan losses                                                      14,594      11,896      10,784
Non-interest income:
Service charges on deposit accounts                                           753         711         570
Net gain (loss) on sales of investment securities
 held-to-maturity (note 2)                                                      0          (4)        866
Net gain (loss) on sales of investment securities
 available-for-sale (note 2)                                                 (964)       (123)      1,332
Net gain on sales of loans (note 3)                                             8          59          58
Other                                                                         425         288         314
TOTAL NON-INTEREST INCOME                                                     222         931       3,140
Non-interest expense:
Salaries and employee benefits (note 12)                                    5,560       5,255       4,657
Occupancy and equipment expense                                             1,500       1,424       1,322
Other real estate owned expense, net (note 5)                                 173         374       3,100
Other (note 13)                                                             3,401       3,022       2,937
TOTAL NON-INTEREST EXPENSE                                                 10,634      10,075      12,016
Income  before income taxes and cumulative effect of a change in
 accounting principle                                                       4,182       2,752       1,908
Income tax benefit (note 10)                                               (2,907)       (670)       (627)
Income before cumulative effect of a change in accounting principle         7,089       3,422       2,535
Cumulative effect of a change in method of accounting for
 securities  (notes 1 and 2)                                                  ---         454         ---
NET INCOME                                                              $   7,089   $   3,876   $   2,535
Earnings per common share:
Weighted average number of common shares outstanding
 including common stock equivalents                                     3,414,451   3,364,351   3,258,487
Per common share:
  Income before cumulative effect of a change in accounting principle   $    2.08   $    1.02   $    0.78
  Cumulative effect of a change in method of accounting for securities        ---   $    0.13         ---
  Net income                                                            $    2.08   $    1.15   $    0.78
  Dividends declared                                                    $    0.34   $    0.00   $    0.00

See accompanying notes to consolidated financial statements.

Marble Financial Corporation and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity
(In Thousands)

Years Ended December 31, 1994, 1993, and 1992                                Unrealized
                                                                             Loss on
                                                                             Investment
                                                    Additional               Securities
                                           Common   Paid-In      Retained    Available
                                           Stock    Capital      Deficit     For Sale, Net   Total
_____________________________________________________________________________________________________

BALANCE AT DECEMBER 31, 1991               $3,243   $42,304      $(16,824)   $   ---         $28,723
Exercise of stock options (note 12)            10        17           ---        ---              27
Net income                                    ---       ---         2,535        ---           2,535
BALANCE AT DECEMBER 31, 1992                3,253    42,321       (14,289)       ---          31,285
Exercise of stock options (note 12)            47       258           ---        ---             305
Net income                                    ---       ---         3,876        ---           3,876
Unrealized loss on investment securities
 available-for-sale, net (notes 1 and 2)      ---       ---           ---       (454)           (454)
BALANCE AT DECEMBER 31, 1993                3,300    42,579       (10,413)      (454)         35,012
Exercise of stock options (note 12)            33       198           ---        ---             231
Net income                                    ---       ---         7,089                      7,089
Dividends declared                            ---       ---        (1,129)       ---          (1,129)
Unrealized loss on investment securities
 available-for-sale, net (notes 1 and 2)      ---       ---           ---     (4,166)         (4,166)
BALANCE AT DECEMBER 31, 1994               $3,333   $42,777      $ (4,453)   $(4,620)        $37,037

See accompanying notes to consolidated financial statements.

Marble Financial Corporation and Subsidiary
Consolidated Statements of Cash Flows

(In Thousands)                                                         Year Ended December 31,
                                                                       1994      1993       1992
____________________________________________________________________________________________________

Cash flows from operating activities:
Net income                                                             $ 7,089   $  3,876   $ 2,535
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Cumulative effect of a change in method of accounting
   for securities                                                            0       (454)        0
  Depreciation                                                             622        587       557
  Loan loss provision                                                      500      1,744     3,041
  Other real estate owned valuation provision                              (37)        63     2,419
  Net (gains) losses on sales of investment securities
   held-to-maturity                                                          0          4      (866)
  Net (gains) losses on sales of investment securities
   available-for-sale                                                      964        123    (1,332)
  Net gains on sales of loans                                               (8)       (59)      (58)
  Net gains on sales and disposals of other real estate owned              (64)      (103)        0
  Net losses on sales and disposals of bank premises and equipment         131          3         6
  Amortization of fees, discounts and premiums, net                      1,096      2,021      (344)
  Deferred federal tax benefit                                          (2,917)      (720)     (680)
  (Increase) decrease in other assets                                     (240)      (634)    1,558
  Increase (decrease) in other liabilities                                 178       (376)      (69)
Net cash provided by operating activities                                7,314      6,075     6,767
Cash flows from investing activities:
Proceeds from sales of investment securities held-to-maturity                0          0    14,114
Proceeds from sales of investment securities available-for-sale         27,974     61,274    61,805
Proceeds from maturities of investment securities held-to maturity         100      1,291     2,800
Proceeds from maturities of investment securities available-for-sale    20,273     39,800    13,897
Proceeds from sales of loans                                             6,574     14,114     9,685
Proceeds from sales and disposals of other real estate owned             4,755      5,982     8,816
Purchases of investment securities held-to-maturity                    (19,740)         0         0
Purchases of investment securities available-for-sale                  (22,660)  (137,652)  (60,683)
Net increase in loans                                                  (31,686)   (26,444)  (27,888)
Capital expenditures, net                                               (1,388)      (704)   (1,841)
Proceeds from sales of bank premises and equipment                           0          6         0
Net cash provided (used) by investing activities                       (15,798)   (42,333)   20,705
Cash flows from financing activities:
Net increase (decrease) in deposits                                        627     14,144    (4,678)
Net increase (decrease) in short-term borrowings                        18,708       (565)  (30,209)
Proceeds from long-term borrowings                                           0     18,000    20,000
Payments of long-term borrowings                                       (10,000)    (8,000)        0
Proceeds from issuance of common stock                                     190        305        27
Dividends paid                                                            (829)         0         0
Net cash provided (used) by financing activities                         8,696     23,884   (14,860)
Net increase (decrease) in cash and cash equivalents                       212    (12,374)   12,612
Beginning cash and cash equivalents                                      6,650     19,024     6,412
Ending cash and cash equivalents                                       $ 6,862   $  6,650   $19,024
Supplemental disclosure of cash flow information:
Cash paid during the year for
  Interest                                                             $12,990   $ 12,661   $16,870
  Income taxes                                                         $    40   $     50   $    40
Supplemental disclosure of noncash investing and financing
 activities:
  Conversion of real estate loans to mortgage-backed
   securities                                                          $ 2,017   $ 24,015   $56,852
  Loans foreclosed                                                     $ 2,460   $  2,877   $ 4,806

See accompanying notes to consolidated financial statements.

Marble Financial Corporation and Subsidiary
Notes to Consolidated Financial Statements December 31, 1994

NOTE 1: Summary of Significant Accounting Policies
      The accounting and reporting policies of Marble Financial Corporation and subsidiary ("Marble") conform to generally accepted accounting principles and to general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the periods. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses and the carrying value of other real estate owned, management obtains independent appraisals for significant properties. The following is a summary of the more significant accounting policies.

PRINCIPLES OF CONSOLIDATION
      The consolidated financial statements include the accounts of Marble Financial Corporation and its subsidiary, Marble Bank (the "Bank"). All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1993 and 1992 consolidated financial statements to conform to the 1994 presentation.

INVESTMENT SECURITIES
      As of September 30, 1992, Marble revised its securities accounting policy and reclassified certain of its securities held in portfolio to securities available-for-sale. The reclassification had no impact on the results of operations since the aggregate market value of the securities reclassified exceeded the book value.

      In October 1994, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (Statement No. 119). Statement No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1994. Derivative financial instruments, as defined by Statement No. 119, include futures, forwards, swaps, or option contracts, or other financial instruments with similar characteristics. Marble did not have any such instruments as of December 31, 1994, except as discussed in note 14.

      In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement No. 115). Under the new statement, investments in debt securities may be classified as held-to-maturity and measured at amortized cost only if Marble has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not classified as held-to-maturity and equity securities that have readily determinable fair values are classified as trading securities or available-for-sale securities. Trading securities are investments purchased and held principally for the purpose of selling in the near term; available-for-sale securities are investments not classified as trading or held-to-maturity. Unrealized holding gains and losses for trading securities are included in earnings; unrealized holdings gains and losses for available-for-sale securities are reported in a separate component of stockholders' equity. Effective December 31, 1993, Marble adopted Statement No. 115, resulting in a decrease to stockholders' equity of $454,000.

      Any portion of unrealized loss on an individual marketable security deemed to be other than temporary is recognized as a realized loss in the accounting period when such determination is made and is reported in non-interest income under the caption "Net gain (loss) on investment securities held-to-maturity" or "Net gain (loss) on investment securities available-for-sale", depending upon the security's classification on the balance sheet. Dividend and interest income, including amortization of premiums and discounts, is included in earnings for all categories of investment securities. Premiums and discounts are amortized or accreted to income by use of the level-yield method.

      In 1992 and prior periods, investment securities intended to be held-to-maturity were carried at amortized cost, marketable equity securities were carried at the lower of aggregate cost or market value and investment securities available-for-sale were carried at the lower of cost or market value.

LOANS
      Management reviews all loans contractually past due 30 days or more on a monthly basis. A loan generally is placed on non-accrual status at the earlier of the time when management determines that doubt exists as to the ultimate collection of principal or interest or when it is contractually past due 90 days or more, except in certain instances where management believes that collateral held by the Bank is clearly sufficient and full satisfaction of both principal and interest is highly probable. In the case of residential mortgage loans, the period is increased to 12 months. When loans are placed on non-accrual, loan interest receivable is reversed against interest income of the current period. Non-accrual loans may be returned to accrual status when principal and interest payments are not delinquent and the risk characteristics of the loan have improved to the extent there no longer exists a concern as to the collectibility of principal.

      Loan origination fees and related direct incremental loan origination costs are offset and the resulting net amount is deferred and amortized over the life of the related loans using the level-yield method. When loans are sold or paid off, the unamortized fees and costs are transferred to income.

ALLOWANCE FOR POSSIBLE LOAN LOSSES
      The allowance for possible loan losses is increased by the provision charged to operations, based upon management's assessment of many factors, including analysis of recent loan loss experience, current economic conditions, the risk characteristics of the portfolio and trends in loan delinquencies. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the best information available in establishing the allowance, future additions to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

      In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114 as amended by Statement 118). The new standard requires that impaired loans be measured based on the present value of expected future cash flows discounted at each loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Statement also changes the accounting for insubstance foreclosures and troubled debt restructurings. This Statement is to be applied prospectively with any adjustment reflected in the provision for possible loan losses.

      Marble adopted Statement No. 114 on January 1, 1995. Based on management's analysis, the adoption of this Statement will not have a material effect on Marble's financial position or results of operations.

MORTGAGE BANKING ACTIVITIES
      Mortgage loans held for sale to the secondary market and commitments to fund such loans are carried at the lower of cost or estimated market value as determined by outstanding investor and origination commitments or, in the absence of such commitments, current investor yield requirements. Valuation adjustments are charged against gain/loss on sales of mortgage loans.

      Gains or losses on sales of mortgage loans are recognized at the time of the sale. An excess servicing fee receivable is also recorded at the time of such sales if the average interest rate on the loans sold, but serviced by the Bank, adjusted for normal servicing fees and any required guaranty fees, exceeds the agreed-upon yield to the buyer. Excess servicing fee receivables are amortized using a method that approximates the interest method over the contractual life of the loans, adjusted for estimated prepayments.

OTHER REAL ESTATE OWNED
      Other real estate owned is comprised of foreclosed properties where the Bank has received title. Real estate formally acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value of the property received less estimated costs to sell. Loan losses from the acquisition of such properties are charged against the allowance for possible loan losses.

      After foreclosure, if the fair value of the asset minus estimated cost to sell is less than the cost of the asset, then this amount is recognized as a valuation allowance. If the fair value of the asset minus the estimated cost to sell subsequently increases and this amount is more than the asset's current carrying value, then the valuation allowance is reversed. Increases or decreases in the valuation allowance are charged or credited to income.

      Operating expenses are charged to real estate operations. Gains upon disposition are reflected in the statement of operations as realized. Realized losses are charged to the valuation allowance.

BANK PREMISES AND EQUIPMENT
      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight line method over the estimated useful lives of the assets or the term of the lease, if shorter. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts and the resulting gains or losses are reflected in the accompanying consolidated statements of operations. Maintenance and repairs are charged to current expenses as incurred and the cost of major renewals and betterments are capitalized.

INCOME TAXES
      Effective January 1, 1992, Marble adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of Marble's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Marble's deferred tax asset is reviewed quarterly and adjustments to such asset are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset. There was no cumulative effect on Marble's statement of operations as of the effective date of adoption.

PENSION PLAN
      It is Marble's policy to provide for pension costs by annual charges to income and to fund pension costs accrued.

EARNINGS PER SHARE
      The calculation of earnings per share is based on the weighted average number of shares of common stock outstanding and the dilutive effect of options granted under Marble's stock option plan, using the treasury stock method.

CASH AND CASH EQUIVALENTS
      For purposes of the consolidated statement of cash flows, Marble considers all highly liquid short-term investments, including interest-bearing deposits in other banks and federal funds sold and other short-term investments, purchased with a maturity of three months or less, to be cash equivalents.

NOTE 2: Investment Securities
(In Thousands)

      A summary of the investment portfolio follows:

                                           December 31, 1994                            December 31, 1993
                                           Amortized  Unrealized  Unrealized  Market    Amortized  Unrealized  Unrealized  Market
                                           Cost       Gains       Losses      Value     Cost       Gains       Losses      Value
___________________________________________________________________________________________________________________________________

Investment securities held-to-maturity:
  United States Government obligations     $ 11,000   $ 0         $  406      $ 10,594  $      0   $    0      $    0      $      0
  Mortgage-backed  securities                 8,767     0            400         8,367         0        0           0             0
                                             19,767     0            806        18,961         0        0           0             0
Investment securities available-for-sale:
  United States Government obligations        3,555     1            326         3,230       502       40           0           542
  Mortgage-backed  securities                93,387    11          6,707        86,691   123,210      473       1,010       122,673
Federal Home Loan Bank stock                  3,635     0              0         3,635     2,784        0           0         2,784
  Other bank and corporate stocks                 1    21              0            22       101       43           0           144
                                            100,578    33          7,033        93,578   126,597      556       1,010       126,143

                                           $120,345   $33         $7,839      $112,539  $126,597   $  556      $1,010      $126,143

The maturity distribution of investment securities at December 31, 1994 follows:

                                                        After One   After Five
                                            Within One  But Within  But Within  After Ten  No Fixed
                                            Year        Five Years  Ten Years   Years      Maturity  Total
_____________________________________________________________________________________________________________

Amortized Cost
Investment securities held-to-maturity:
  United  States  Government obligations    $     0     $     0     $ 3,000     $ 8,000    $    0    $ 11,000
  Mortgage-backed  securities (1)               578       1,750       1,376       5,063         0       8,767
                                                578       1,750       4,376      13,063         0      19,767
Investment securities available-for-sale:
  United States Government obligations            0         501       3,054           0         0       3,555
  Mortgage-backed  securities (1)            28,274      46,490      18,623           0         0      93,387
  Federal Home Loan Bank stock                    0           0           0           0     3,635       3,635
  Other bank and corporate stocks                 0           0           0           0         1           1
                                             28,274      46,991      21,677           0     3,636     100,578
TOTAL INVESTMENT SECURITIES                 $28,852     $48,741     $26,053     $13,063    $3,636    $120,345
Comparative amounts at December 31, 1993    $31,150     $60,695     $31,867     $     0    $2,885    $126,597

Market Value:
Investment securities held-to-maturity:
  United  States Government obligations     $     0     $     0     $ 2,980     $ 7,614    $    0    $ 10,594
  Mortgage-backed  securities (1)               551       1,670       1,313       4,833         0       8,367
                                                551       1,670       4,293      12,447         0      18,961
Investment securities available-for-sale:
  United States Government obligations            0         502       2,728           0         0       3,230
  Mortgage-backed  securities (1)            26,238      43,143      17,310           0         0      86,691
  Federal Home Loan Bank stock                    0           0           0           0     3,635       3,635
  Other bank and corporate stocks                 0           0           0           0        22          22
                                             26,238      43,645      20,038           0     3,657      93,578
TOTAL INVESTMENT SECURITIES                 $26,789     $45,315     $24,331     $12,447    $3,657    $112,539
Comparative amounts at December 31, 1993    $31,014     $60,473     $31,728     $     0    $2,928    $126,143

<F1>   Maturities of mortgage-backed securities are based on mortgage loan prepayment assumptions

      Securities pledged to secure deposits and other short-term borrowings amounted to $75,562 and $53,798 at December 31, 1994 and 1993, respectively.

      Proceeds from the sale of debt securities available-for-sale were $27,974, $60,947 and $51,789 in 1994, 1993 and 1992, respectively. Gains realized from the sale of debt securities available-for-sale during 1994, 1993 and 1992 were $353, $573 and $1,499, respectively. Losses realized on sales of debt securities available-for-sale were $1,317, $242 and $183 during 1994, 1993 and 1992, respectively. Proceeds from the sale of marketable equity securities available-for-sale were $327 and $10,016 in 1993 and 1992, respectively. There was a gain of $16 on the sale of marketable equity securities available-for-sale during 1992. At December 31, 1993, there was a net reduction of $454 to the carrying value of investment securities available-for-sale relative to the adoption of FASB Statement No.
115. In 1993, there was a reduction of $4 to the carrying value of debt securities held-to-maturity. In 1992, there were $14,114 in proceeds, realized gains of $867 and realized losses of $1 on sales of debt securities held-for-investment.

NOTE 3: Loans
(In Thousands)

      The Bank's lending activity is primarily with customers located within the state of Vermont. The Bank makes single and multi-family residential loans, commercial loans, commercial real estate loans and various types of consumer loans. In addition, the Bank makes loans for land development, and for the construction of residential homes and multi-family commercial properties. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrower's geographic areas and real estate values. The ability and willingness of commercial real estate, land development, and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate sector in the borrower's geographic area and the general economy.

A summary of the loan portfolio follows:

                                             December 31,
                                             1994       1993
________________________________________________________________

Mortgage loans:
  Residential                                $126,251   $125,906
  Commercial                                    6,402      7,491
  Construction                                    937      1,466
Total mortgage loans                          133,590    134,863

Commercial loans:
  Secured by real estate                       56,599     46,523
  Construction                                    289      2,003
  All other                                    46,862     50,220
Total commercial loans                        103,750     98,746
Consumer loans:
  Equity lines of credit                       28,839     17,323
  All other                                    11,099      7,932
Total consumer loans                           39,938     25,255

Total loans                                   277,278    258,864
Less: allowance for possible loan losses        8,006      9,830
Net loans                                    $269,272   $249,034

Included in above totals:
  Deferred loan origination fees             $    193   $    371
  Residential mortgage loans held for sale   $      0   $  4,187

      Loans on non-accrual amounted to $5,439 and $11,159 at December 31, 1994 and 1993, respectively. As of December 31, 1994, there were accruing fair value troubled debt restructurings of $3.2 million. Troubled debt restructurings were included in non-accrual loans at December 31, 1993. The reduction in interest income associated with non-accrual and restructured loans held at December 31, 1994, 1993 and 1992 is as follows:

                                                Year Ended December 31,
                                                1994   1993     1992
_______________________________________________________________________

Income in accordance with original loan terms   $490   $1,108 	$1,789
Income recognized                                143      281      870
Reduction in interest income                    $347   $  827   $  919

      In the ordinary course of business the Bank has loan, deposit and other transactions with its officers and trustees, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral as to loans, as those prevailing at the time for comparable transactions with others and do not involve more than normal risk of collectibility or present other unfavorable features. As of December 31, 1994, all loans to those parties were performing in accordance with their contractual terms.

An analysis of loans in 1994 to those parties described in the foregoing is as follows:


     Balance at beginning of year      $3,764
     Additions                          1,501
     Less: deductions                   1,584
     Balance at end of year            $3,681

      In the ordinary course of business the Bank originates and sells real estate mortgages in the secondary market. At December 31, 1994, 1993, and 1992, approximately $99,156, $110,237, and $114,984, respectively, of such mortgages were serviced by the Bank. The Bank charges a service fee to the investor for collecting loan payments and remitting such payments to the investor. For the years ended December 31, 1994, 1993 and 1992, gains from the sale of real estate mortgage loans to investors amounted to $8 , $59 and $58, respectively. Included in other assets was an amount for the excess servicing fee receivable which totaled $614 and $670 at December 31, 1994 and 1993, respectively.

NOTE 4: Allowance for Possible Loan Losses
(In Thousands)

An analysis of the allowance for possible loan losses follows:

                                              Year Ended December 31,
                                              1994      1993      1992
_________________________________________________________________________

Balance at beginning of year                  $ 9,830   $ 9,118   $ 8,953
Provisions charged to operations                  500     1,744     3,041
Recoveries on loans previously charged off:
  Mortgage                                          9        42        19
  Commercial and other                          1,674       742       419
  Consumer                                         15        43        63
                                                1,698       827       501
                                               12,028    11,689    12,495
Less loans charged off:
  Mortgage                                      1,130       224       808
  Commercial and other                          2,838     1,508     2,182
  Consumer                                         54       127       387
                                                4,022     1,859     3,377
Balance at end of year                        $ 8,006   $ 9,830   $ 9,118

NOTE 5: Other Real Estate Owned
(In Thousands)

An analysis of the activity relative to other real estate owned follows:

                               Year Ended December 31,
                               1994      1993      1992
___________________________________________________________

Balance at beginning of year   $4,896    $8,482    $13,205
Foreclosures                    2,460     2,877      4,806
Properties disposed of         (4,691)   (5,879)    (8,816)
Writedowns, net                (1,114)     (584)      (713)
                                1,551     4,896      8,482
Less: Valuation allowance          34     1,185      1,706
Balance at end of year         $1,517    $3,711     $6,776

An analysis of the valuation allowance follows:

                               Year Ended December 31,
                               1994     1993     1992
_______________________________________________________

Balance at beginning of year   $1,185   $1,706   $   0
Provisions for losses             (37)      63   2,419
Writedowns, net                (1,114)    (584)   (713)
Balance at end of year         $   34   $1,185   $1,706

Expenses relative to other real estate owned are incurred for the costs of ownership of the properties and include such costs as real estate taxes, insurance, maintenance, legal fees, management fees and disposal costs. Expenses are stated net of rental or other income.

The components of other real estate expense are as follows:

                                         Year Ended December 31,
                                         1994   1993    1992
________________________________________________________________

Net gain on sales of real estate owned   $(64)  $(103)  $    0
Provisions for losses                     (37)     63    2,419
Other operating expenses, net             274     414      681
                                         $173   $ 374   $3,100

NOTE 6: Bank Premises and Equipment
(In Thousands)

A summary of Bank premises and equipment at December 31, 1994 and 1993 follows:

                                 1994      1993
__________________________________________________

Land                             $   878   $   787
Bank premises                      6,307     5,853
Equipment                          4,480     4,002
                                  11,665    10,642
Less: Accumulated depreciation     5,459     5,071
                                 $ 6,206   $ 5,571

      Depreciation and amortization included in occupancy expense amounted to $622, $587 and $557 in 1994, 1993 and 1992, respectively. Occupancy and equipment expense is stated net of rental income of $98, $93 and $13 in 1994, 1993 and 1992, respectively.

      The Bank leases various premises under noncancelable operating leases expiring between 1995 and 1998. The Bank is expected to renew these or similar leases in the ordinary course of business. At December 31, 1994, future minimum lease payments under all noncancelable operating leases are as follows:

       Year Ending December 31,
_______________________________

1995                $60
1996                 44
1997                 26
1998                  7

      Building rental expense for the years ended December 31, 1994, 1993 and 1992 was $52 , $81 and $107, respectively. Equipment rentals amounted to $22, $14 and $4 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 7: Stock in Federal Home Loan Bank of Boston
(In Thousands)

      As a voluntary member of the Federal Home Loan Bank (FHLB) of Boston, the Bank is required to invest in the stock of the FHLB of Boston, in an amount equal to 1.0% of its outstanding loans and investments secured by residential property or 5.0% of outstanding advances from the FHLB of Boston, whichever is higher. The required stock is both purchased and redeemed at its par value of $1.00 per share. The FHLB of Boston, at its discretion, may declare dividends on this stock, and has declared and paid such dividends on a quarterly basis in recent years. The outstanding amount of FHLB of Boston stock is included with investment securities available-for-sale (note 2). Dividends on this stock amounted to $269, $225 and $237 during the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 8: Deposits
(In Thousands)

The major components of deposits are as follows:

                     December 31,
                     1994       1993
________________________________________

Demand               $ 14,549   $ 20,582
Savings:
  NOW                  24,235     26,046
  Passbook savings     29,987     30,650
  Money market         58,365     58,429
TOTAL SAVINGS         112,587    115,125
Time deposits         178,037    168,839
TOTAL DEPOSITS       $305,173   $304,546

      Included in time deposits are certificates of deposit in denominations of $100,000 or more amounting to $34,192 and $23,613 at December 31, 1994 and 1993, respectively. Interest paid on certificates of deposit in denominations of $100,000 or more amounted to $1,313, $1,208 and $1,462 during 1994, 1993 and 1992, respectively.

Time deposits in amounts of $100,000 or more as of December 31, 1994 will mature as follows:


REMAINING MATURITY:
Within 3 months                     $ 9,293
Over 3 months through 6 months       10,818
Over 6 months through 12 months       8,526
Over 12 months                        5,555
                                    $34,192

NOTE 9: Borrowed Funds
(In Thousands)

A summary of borrowed funds is as  follows:

                             December 31          December 31,
                             1994                 1993
                                       Weighted             Weighted
                             Amount    Avg. Rate  Amount    Avg. Rate
_____________________________________________________________________

Advances from FHLB due in:
1994                         $     0   0.0%       $25,000   3.7%
1995                          51,900   5.6         28,000   4.1
                              51,900   5.6         53,000   3.9
Other borrowings due in:
1994                               0   0.0          2,430   1.5
1995                          12,238   5.7              0   0.0
                              12,238   5.7          2,430   1.5
Total borrowed funds         $64,138   5.6%       $55,430   3.8%

      Federal Home Loan Bank advances and overnight borrowings are secured by Federal Home Loan Bank stock held by the Bank. Additional collateral, consisting of certain mortgage loans and other qualifying assets, has also been pledged. Interest rates paid on these advances vary with the terms of the borrowings. Other borrowings are secured by mortgage-backed securities with book and market value of $4,328 and $4,174, respectively, at December 31, 1994, and $5,611 and $5,749, respectively, at December 31, 1993.

NOTE 10: Income Taxes
(In Thousands)

      As discussed in note 1, effective January 1, 1992, Marble adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The income tax benefits for the years ended December 31, 1994, 1993 and 1992 are as follows:

                               Year Ended December 31,
                               1994     1993   1992
______________________________________________________

Current federal tax expense    $  (10)  $(50)  $(53)
Deferred federal tax benefit    2,917    720    680
TOTAL INCOME TAX BENEFIT       $2,907   $670   $627

A reconciliation between the amount of total tax benefit and "expected" tax (expense) benefit (computed by applying the federal income tax rate of 34% to income before taxes) is as follows:

                                                              Year Ended December 31,
                                                              1994       1993      1992
__________________________________________________________________________________________

Computed "expected" tax (expense) benefit at statutory rate   $(1,422)   $ (936)   $ (648)
Tax exempt income                                                  12        12        10
Dividends received deduction                                        1         2         2
Expiration of capital loss carryforward                          (536)      ---       ---
Change in valuation reserve                                     4,968     1,610     1,270
Other, net                                                       (116)      (18)       (7)
TOTAL INCOME TAX BENEFIT                                      $ 2,907    $  670    $  627

The significant components of the deferred federal tax benefit are as follows:

                                                             Year Ended December 31,
                                                             1994       1993     1992
________________________________________________________________________________________

Deferred federal tax benefit (expense) (exclusive of
 effects of other components listed below)                   $(1,811)   $ (359)  $  197
Utilization of operating loss carryforward                      (240)     (531)    (787)
Decrease in beginning of the year balance of the valuation
 reserve for deferred tax assets                               4,968     1,610    1,270
DEFERRED FEDERAL TAX BENEFIT                                 $ 2,917    $  720   $  680

At December 31, 1994, and 1993 gross deferred tax assets and gross deferred tax liabilities are as follows:

                                                      December 31,
                                                      1994     1993
____________________________________________________________________

Gross deferred tax assets:
  Operating loss carryforward                         $2,466   $2,706
  Allowance for possible loan losses                   2,722    3,215
  Capital loss carryforward                              550    1,085
  Valuation allowance on other real estate owned          12      211
  Alternative minimum tax credit                         327      322
  Loan origination fees                                   60      120
  Accrued deferred compensation                           73       70
  Accrued interest expense                               136       48
  Depreciation                                            55       71
  Unrealized loss on investments available-for-sale    2,380        0
                                                       8,781    7,848
Valuation reserve                                        550    5,518
Gross deferred tax assets, net                         8,231    2,330

Gross deferred tax liabilities:
  Tax bad debt reserves in excess of base year         1,433      855
  Excess servicing gains                                  33       49
  Stock dividends                                         27       26
                                                       1,493      930
NET DEFERRED TAX ASSET                                $6,738   $1,400

      As a result of thirteen consecutive quarters of profitability, the decrease in non-performing assets from the bulk sale in June 1994 and the ability to project profitability three or more years into the future, Marble feels it is more likely than not that the deferred tax asset will be realized, and accordingly has reversed the valuation reserve established in prior years. The remaining valuation reserve was established for the tax effect of the capital loss carryforward.

      Management believes the existing net deductible temporary differences which give rise to the net deferred income tax asset will reverse during periods in which the Company generates net taxable income. For the year ending December 31, 1994, the Company generated taxable income of approximately $89. In addition, gross deductible temporary differences are expected to reverse in periods during which off-setting gross taxable temporary differences are expected to reverse. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

      Marble has capital loss carryforwards of $1,617 which will expire, to the extent not utilized, in fiscal 1995, net operating loss carryforwards of $7,254, which will expire to the extent not utilized, in fiscal 2006, and an alternative minimum tax credit of $327, that may be carried forward indefinitely.

NOTE 11: Stockholders' Equity
      The retained deficit account combined with the allowance for possible loan losses includes a reserve for loan losses for federal income tax purposes totaling $8,228,000 at December 31, 1994. If this amount or any portion thereof is used for purposes other than to absorb loan losses, the amount so used must be included in income for federal income tax purposes, during the year in which used and the Bank must provide income taxes on such amount.

      Marble, as a Vermont corporation, is subject to the Vermont Business Corporation Act. Effective January 1994, the Vermont Business Corporation Act was revised. The Revised Act refers to purchases and redemptions of a corporation's own shares, along with dividends and distributions in the classic sense, as "distributions". Under the Revised Act, a distribution must be authorized by the Board of Directors and may not be paid if the corporation, after the payment is made, would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

      Since Marble has no significant source of income other than dividends from the Bank and earnings from investment of the proceeds of the conversion to stock form retained by Marble, Marble's dividends will depend primarily upon receipt of dividends from the Bank.

      The Bank is not subject to the Vermont Business Corporation Act, but applicable rules prohibit the payment of a cash dividend if the effect thereof would cause the net worth of the Bank to be reduced below either the amount required for the liquidation account (see note 14) or the net worth requirements imposed by Vermont or federal laws or requirements. In addition, so long as the Bank's "surplus fund", which Vermont law requires it to maintain at a level of 10% of all deposits and other liabilities, is below such 10% level, it must reserve 10% of its profits, before dividends, for additions to such fund unless such reserved amount would not be deductible for federal income tax purposes. Furthermore, the Federal Deposit Insurance Act prohibits the Bank from paying dividends on its capital stock if it is in default in the payment of any assessment to the FDIC.

      During 1994, Marble declared dividends of $1,129,000, or $0.34 per share. There were no dividends declared in 1993.

      Marble is required to meet certain minimum leverage and risk-weighted assets to capital ratios adopted by regulatory agencies and made applicable to bank holding companies and state non-member banks. The leverage requirement provides for minimum core capital of 3% of total assets for well capitalized institutions and up to 5% of total assets for all others. The risk based capital requirement provides for a minimum capital level of 8% of risk-weighted assets. At December 31, 1994, Marble's capital ratios were in excess of the regulatory requirements.

NOTE 12: Employee Benefit Plans
      The Bank established a defined contribution plan effective January 1, 1985 which covers substantially all full-time employees who have a minimum of three months of service prior to the anniversary date of the plan. Pension expense recognized for the defined contribution plan was $172,000, $186,000 and $212,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

      On July 15, 1986, the Board of Directors of Marble adopted the 1986 Stock Option Plan as a performance incentive for directors, officers and employees of Marble and the Bank. Under this plan, a total of 280,000 shares of unissued common stock are reserved for issuance pursuant to incentive and nonqualified stock options granted under the plan.

      On March 22, 1994, the Board of Directors of Marble adopted the 1994 Stock Option Plan as a continued performance incentive for directors, officers and employees of Marble and the Bank. The 1994 Plan was approved by stockholders of Marble at its Annual Meeting held May 4, 1994. Under this plan, a total of 250,000 shares of unissued common stock are reserved for issuance pursuant to incentive and nonqualified stock options granted under the plan.

      All options granted under the 1986 and 1994 plans are required to have an exercise price per share equal to at least the fair market value of a share of Common Stock as of the date of grant of the option, and have a maximum term of ten years. Transactions relative to both plans for the years ended December 31, 1994, 1993 and 1992 are summarized as follows:

                            Options Outstanding  Option Price Per Share
_______________________________________________________________________

Balance December 31, 1991   180,850              $    5.75-16.50
Granted                     243,350                   3.375-5.25
Exercised                         0                          ---
Terminated                  199,850                   5.75-16.50
Balance December 31, 1992   224,350                   3.375-5.25
Granted                      14,500                  7.875-8.625
Exercised                    37,093                   3.375-5.25
Terminated                    2,500                        4.875
Balance December 31, 1993   199,257                  3.375-8.625
Granted                      47,500                         8.25
Exercised                    27,951                   3.375-8.00
Terminated                    5,593                        4.875
Balance December 31, 1994   213,213              $   3.375-8.625

      On July 15, 1986, the Board of Directors of Marble also adopted the Employee Stock Purchase Plan of 1986 covering a maximum of 100,000 shares of common stock. There were 18,063 shares of Marble's common stock issued pursuant to this plan, which expired on August 1, 1992.

      On February 25, 1992, the Board of Directors of Marble adopted the Employee Stock Purchase Plan of 1992, which became effective August 1, 1992, upon the expiration of the Employee Stock Purchase Plan of 1986, covering a maximum of 100,000 shares of common stock. To date, 15,572 shares of Marble common stock have been issued pursuant to this plan.

      On January 26, 1993, the Board of Trustees of the Bank approved an incentive savings and profit sharing plan (Plan) for Marble Bank employees. The Plan is a 401(k) defined contribution plan that allows the Bank employees to make contributions on a pre-tax basis. As part of the Plan, the Bank has the option to make a matching contribution each year of up to 5% of each participant's base compensation. For the years ended December 31, 1994 and 1993, the employer matching contributions amounted to $151,000 and $139,000, respectively.

      Marble currently has no postretirement or postemployment arrangements other than pensions with its current and future retirees, and consequently is not affected by the Financial Accounting Standards Board (FASB) Statement No. 106, "Employers' Accounting For Postretirement Benefits Other Than Pensions" or FASB Statement No. 112, "Accounting for Postemployment Benefits".

NOTE 13: Other Non-interest Expense
(In Thousands)

The components of other non-interest expense are as follows:

                                   Year Ended December 31,
                                   1994    1993    1992
_________________________________________________________

Advertising and marketing          $  363  $  362  $  312
Professional and consulting fees      297     281     399
FDIC insurance                        774     869     724
Stationery and supplies               358     430     432
All other                           1,609   1,080   1,070
                                   $3,401  $3,022  $2,937

NOTE 14: Financial Instruments With Off-Balance-Sheet Risk, Commitments and Contingencies
(In Thousands)

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments, held for purposes other than trading, include commitments to extend credit, standby letters of credit and the sale of loans with recourse. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                     Contractual Amounts
                                                                     1994      1993
________________________________________________________________________________________

Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit:
    Mortgage                                                         $   879   $ 3,096
    Commercial                                                         5,505     6,871
                                                                     $ 6,384   $ 9,967
  Standby letters of credit                                          $   332   $   570
  Unused credit lines:
    Mortgage equity                                                  $22,402   $14,547
    Commercial and other                                               9,325    13,787
                                                                     $31,727   $28,334
Loans sold with recourse                                             $ 1,168   $ 1,733

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support trade and borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds various financial instruments as collateral supporting those commitments for which collateral is deemed necessary.

      The Bank has retained credit risk on certain residential mortgage loans sold with recourse during 1987. Accordingly, the Bank has retained the risk of loss resulting from any foreclosures on such loans.

      At the time of its conversion from mutual to stock form, the plan of conversion also provided for the establishment of a special "liquidation account", for the benefit of eligible account holders at December 31, 1985. These eligible account holders were granted a priority, in the event of a complete liquidation of the Bank, to receive a liquidation distribution from the liquidation account established for that purpose, equal to the net worth of the Bank at December 31, 1985, of $9,726. The eligible account holders' interests in the liquidation account are reduced proportionately by any subsequent reduction in the deposit account balances at any annual closing date (December 31). Increases to these accounts do not increase the liquidation account and it ceases to exist if such accounts are closed.

      As a nonmember of the Federal Reserve System, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in Cash and Due from Banks, was $1,024 and $1,252 at December 31, 1994 and 1993, respectively.

      A number of legal claims against Marble arising in the normal course of business were outstanding at December 31, 1994. Management, after reviewing these claims with legal counsel, is of the opinion that the resolution of these claims will not have a material effect on the consolidated financial statements.

NOTE 15: Fair Value of Financial Instruments
(In Thousands)

      Fair value estimates, methods and assumptions are set forth below for Marble's financial instruments at December 31, 1994 and 1993.

Cash and Cash Equivalents
      The fair value of cash and cash equivalents approximate the carrying value. Cash and cash equivalents include cash and due from banks, interest bearing deposits in other banks and federal funds sold.

Investment Securities
      The fair value of investment securities, including United States Government obligations, state and political obligations, other bonds and obligations, mortgage-backed securities and other common and preferred stocks, is estimated on bid prices published in financial newspapers or bid quotations received from securities dealers. Federal Home Loan Bank stock has no market value and can only be sold back to the Federal Home Loan Bank. As such, book value and fair value are assumed to be equal.

Loans
      Fair values of loans are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as commercial, residential mortgage and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and non-performing categories.

      The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through estimated maturity, using interest rates currently being offered for loans with similar terms and credit quality.

      The fair value of performing residential mortgage loans is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources, adjusted to reflect differences in servicing costs.

      The fair value of non-performing loans is based on recent external appraisals or estimated cash flows using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market and borrower information.

Deposits
      The fair value of deposits with no stated maturity, such as non-interest earning demand deposits, savings, NOW, and money market accounts, is equal to the amount payable on demand at each balance sheet date (i.e. their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on a schedule of aggregate expected monthly maturities on time deposits.

Borrowed Funds
      The fair value of borrowed funds that have maturities of 90 days or less is equal to their carrying value at December 31. The fair value of borrowings with maturities longer than 90 days is estimated using rates currently available to Marble for borrowings with similar terms and remaining maturities.

Accrued Interest
      The carrying amounts of accrued interest receivable and accrued interest payable approximate their fair value.

Commitments to Extend Credit and Standby Letters of Credit
      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

      At December 31, 1994 and 1993, the estimated fair value of these off-balance sheet instruments was not material.

Limitations
      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Marble's entire holdings of a particular financial instrument. Because no market exists for a significant portion of Marble's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, the net deferred tax asset and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

The following table summarizes the carrying value and estimated fair value of Marble's financial instruments at December 31, 1994 and 1993:

                                                          1994                    1993
                                                  Carrying      Fair      Carrying      Fair
                                                   Amount      Value       Amount      Value
-----------------------------------------------------------------------------------------------

Financial assets:
  Cash and cash equivalents                       $  6,862    $  6,862    $  6,650    $  6,650
  Investment securities held-to-maturity            19,767      18,961           0           0
  Investment securities available-for-sale          93,578      93,578     126,143     126,143
  Loans                                            269,272     268,038     249,034     255,948
  Accrued interest receivable                        2,489       2,489       2,106       2,106
Financial liabilities:
  Deposits                                         305,173     304,790     304,546     305,482
  Borrowed funds                                    64,138      63,896      55,430      55,487
  Accrued interest payable                             627         627         318         318

NOTE 16: Marble Financial Corporation (Parent Company Only)
(In Thousands, Except Par Value and Share Amounts)

The following are condensed financial statements of Marble Financial Corporation (parent company only) as of December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992.

                                                               December 31,
BALANCE SHEETS                                                 1994       1993
----------------------------------------------------------------------------------

Assets
Cash and due from banks                                        $    69    $     6
Short-term investments                                           4,270      5,242
Investment in subsidiary                                        32,999     29,765
Other assets                                                         1          0
                                                               $37,339    $35,013
Liabilities and Stockholders' Equity
  Accounts payable                                             $     2    $     1
  Other liabilities                                                300          0
TOTAL LIABILITIES                                                  302          1
Stockholders' Equity:
  Preferred stock                                                  ---        ---
  Common stock                                                   3,333      3,300
  Additional paid-in capital                                    42,777     42,579
  Retained deficit                                              (4,453)   (10,413)
  Unrealized loss on investment securities
   available-for-sale, net                                      (4,620)      (454)
TOTAL STOCKHOLDERS' EQUITY                                      37,037     35,012
                                                               $37,339    $35,013

                                                    Year Ended December 31,
STATEMENTS OF OPERATIONS                            1994       1993       1992
----------------------------------------------------------------------------------

Income:
Income on investments                               $   142    $   146    $   210
Total income                                            142        146        210
Expenses:
Non-interest expense                                    453        506        497
Total operating expenses                                453        506        497
Loss before taxes and equity in undistributed
 income of subsidiary                                  (311)      (360)      (287)
Applicable income taxes                                   0          0          0
Loss before equity in undistributed income of
 subsidiary                                            (311)      (360)      (287)
Equity in undistributed income of subsidiary          7,400      4,236      2,822
NET INCOME                                          $ 7,089    $ 3,876    $ 2,535

                                                    Year Ended December 31,
STATEMENTS OF CASH FLOWS                            1994       1993       1992
----------------------------------------------------------------------------------

Cash flows from operating activities:
Net income                                          $ 7,089    $ 3,876    $ 2,535
Adjustments to reconcile net income to net cash
 used by operating activities:
  Equity in undistributed income of subsidiary       (7,400)    (4,236)    (2,822)
  Decrease in other assets                               40          2          2
  Increase (decrease) in accounts payable                 1        (16)        16
Net cash used by operating activities                  (270)      (374)      (269)
Cash flows from financing activities:
  Proceeds from issuance of common stock                190        305         27
  Dividends paid                                       (829)         0          0
Net cash provided (used) by financing activities       (639)       305         27
Net decrease in cash and cash equivalents              (909)       (69)      (242)
Beginning cash and cash equivalents                   5,248      5,317      5,559
Ending cash and cash equivalents                    $ 4,339    $ 5,248    $ 5,317

NOTE 17: Quarterly Data
(In Thousands, Except Per Share Amounts)

The following table sets forth certain unaudited income and expense data for the periods indicated.

                                            Three Months Ended
1994                                        March 31   June 30    Sept 30    Dec 31
-------------------------------------------------------------------------------------

Total interest income                       $ 6,607    $ 6,882    $ 7,193    $ 7,711
Total interest expense                        3,040      3,116      3,426      3,717
Net interest income                           3,567      3,766      3,767      3,994
Provision for possible loan losses              300        200          0          0
Non-interest income                             257        290        313       (638)
Non-interest expense                          2,594      2,666      2,745      2,629
Income before income taxes                      930      1,190      1,335        727
Income  tax benefit (1)                        (125)    (2,355)      (100)      (327)
Net income                                  $ 1,055    $ 3,545    $ 1,435    $ 1,054
Earnings per common share                   $  0.31    $  1.05    $  0.42    $  0.31
Dividends declared                          $  0.05    $  0.12    $  0.08    $  0.09

                                            Three Months Ended
1993                                        March 31   June 30    Sept 30    Dec 31
-------------------------------------------------------------------------------------

Total interest income                       $ 6,731    $ 6,430    $ 6,567    $ 6,563
Total interest expense                        3,240      3,246      3,103      3,062
Net interest income                           3,491      3,184      3,484      3,501
Provision for possible loan losses              405        606        433        300
Non-interest income                             282        300        368        (19)
Non-interest expense                          2,612      2,078      2,528      2,857
Income before income taxes and cumulative
 effect of change in accounting principle       756        800        871        325
Income tax  benefit                            (213)      (183)      (144)      (130)
Income before cumulative effect of change
 in accounting principle                        969        983      1,015        455
Cumulative effect of change in accounting
 principle (2)                                    0          0          0        454
Net income                                  $   969    $   983    $ 1,015    $   909
Earnings per common share:
Income before cumulative effect of change
 in accounting principle                    $  0.29    $  0.29    $  0.30    $  0.14
Cumulative effect of change in accounting
 principle                                  $  0.00    $  0.00    $  0.00    $  0.13
Net income                                  $  0.29    $  0.29    $  0.30    $  0.27
Dividends declared                          $  0.00    $  0.00    $  0.00    $  0.00

<F1>  As a result of a decrease in non-performing assets from a bulk sale in
      June 1994, the increased profitability during the second quarter and the ability to project profitability two or more years into the future, it was the opinion of management that the Bank would more likely than not recover a greater portion of its deferred tax asset. For the quarter ended June 30, 1994 this review resulted in the recording of an additional net deferred tax asset of $2,355.
<F2>  Marble adopted FASB Statement No. 115 as of December 31, 1993. This resulted in changes in the classification of certain investment securities at December 31, 1993, the inclusion of the cumulative effect on earnings as of December 31, 1993 of a previously recorded lower of cost or market writedown on investment securities held for sale of $454 in the statements of operations and the recording of this unrealized loss as a component of equity.

Quarterly per share figures may not total to the full year amount due to changes in the average number of shares outstanding.

SELECTED FINANCIAL DATA
(In Thousands, Except Per Share Amounts)

                                          Year Ended December 31,
STATEMENT OF OPERATIONS DATA:             1994       1993       1992       1991       1990
-----------------------------------------------------------------------------------------------

Interest income:
Interest and fees on loans                $20,981    $20,286    $25,567    $32,615    $ 35,798
Interest and dividends on investments       7,378      5,945      4,659      3,026       1,913
Other                                          34         60         57         71         417
TOTAL INTEREST INCOME                      28,393     26,291     30,283     35,712      38,128
Interest expense:
Interest on deposits                       10,671     10,762     14,314     20,272      22,108
Interest on borrowed funds                  2,628      1,889      2,144      3,435       3,726
TOTAL INTEREST EXPENSE                     13,299     12,651     16,458     23,707      25,834
Net interest income                        15,094     13,640     13,825     12,005      12,294
Provision for possible loan losses            500      1,744      3,041      8,134      12,279
Net interest income after provision for
 possible loan losses                      14,594     11,896     10,784      3,871          15
Non-interest income (deductions):
Service charges on deposit accounts           753        711        570        537         557
Security transactions                        (964)      (127)     2,198        602         258
Other income                                  433        347        372        470         397
TOTAL NON-INTEREST INCOME                     222        931      3,140      1,609       1,212
Non-interest expense:
Salaries and employee benefits              5,560      5,255      4,657      4,448       4,517
Occupancy and equipment expense             1,500      1,424      1,322      1,382       1,482
Shareholder class action settlement             0          0          0     (1,900)      2,320
Other real estate owned expense, net          173        374      3,100      1,200         792
Other expenses                              3,401      3,022      2,937      2,873       2,944
TOTAL NON-INTEREST EXPENSE                 10,634     10,075     12,016      8,003      12,055
Income(loss) before income taxes &
 cumulative effect of a change in
 accounting principle                       4,182      2,752      1,908     (2,523)    (10,828)
Income tax benefit                         (2,907)      (670)      (627)         0           0
Income (loss) before cumulative effect
 of a change in accounting principle        7,089      3,422      2,535     (2,523)    (10,828)
Cumulative effect of a change in
 accounting for securities                      0        454          0          0           0
NET INCOME (LOSS)                         $ 7,089    $ 3,876    $ 2,535    $(2,523)   $(10,828)

Per common share:
  Income (loss) before cumulative effect
   of a change in accounting principle    $  2.08    $  1.02    $  0.78    $ (0.78)   $  (3.35)
  Cumulative effect of a change in
   accounting for securities              $  0.00    $  0.13    $  0.00    $  0.00    $   0.00
  Net income (loss)                       $  2.08    $  1.15    $  0.78    $ (0.78)   $  (3.35)
  Dividends declared                      $  0.34    $  0.00    $  0.00    $  0.00    $   0.00

December 31,
BALANCE SHEET DATA:                1994        1993        1992        1991        1990
--------------------------------------------------------------------------------------------
(In Thousands)

Total assets                       $408,536    $396,698    $369,768    $382,162    $390,886
Loans:
  Mortgage                          133,590     134,863     146,935     180,089     188,317
  Commercial and other              103,750      98,746     104,769     113,103     123,837
  Consumer                           39,938      25,255      22,519      26,989      29,481
TOTAL LOANS                         277,278     258,864     274,223     320,181     341,635
Less: Allowance for possible loan
 losses                               8,006       9,830       9,118       8,953      10,948
NET LOANS                           269,272     249,034     265,105     311,228     330,687
Investments (1)                     113,349     126,322      83,292      44,087      30,049
Deposits:
  Demand                             14,549      20,582      15,242      14,628      13,150
  Savings, NOW and money market     112,587     115,125     111,473      86,989      61,330
  Time                              178,037     168,839     163,687     193,463     231,549
TOTAL DEPOSITS                      305,173     304,546     290,402     295,080     306,029
Borrowed funds                       64,138      55,430      45,995      56,204      51,342
STOCKHOLDERS' EQUITY                 37,037      35,012      31,285      28,723      31,229

<F1>  Includes investment securities, federal funds sold and other short-
      term investments and interest-bearing deposits in other  banks.

                                                December 31
OTHER DATA:                                     1994     1993     1992     1991     1990
-------------------------------------------------------------------------------------------

Interest rate spread                             3.5%     3.3%    3.4%      2.7%     2.4%
Net interest margin [net interest income/
  average interest earning assets]               3.9      3.7     3.8       3.3      3.4
Return on assets
  [net income (loss)/average assets]             1.8      1.0     0.7      (0.7)    (2.9)
Return on equity
  [net income (loss)/average equity]            20.7     11.6     8.5      (8.2)   (26.7)
Equity to assets ratio
  [average equity/average assets]                8.6      8.8     8.0       8.0     10.7
Net charge-offs to average outstanding
  loans during the period                        0.9      0.4     1.0       3.1      6.2
Allowance for possible loan losses to
  total loans outstanding                        2.9      3.8     3.3       2.8      3.2

Management's Discussion and Analysis of Financial Condition and Results of
 Operations

FINANCIAL CONDITION

General
      Total assets increased $11.8 million, or 3.0%, during 1994, from $396.7 million at December 31, 1993 to $408.5 million at December 31, 1994. The return on average assets during 1994 was 1.8% compared to a return on average assets of 1.0% during 1993. Total stockholders' equity increased $2.0 million, or 5.8%, from $35.0 million at December 31, 1993 to $37.0 million at December 31, 1994. The return on average equity during 1994 was 20.7% compared to a return on average equity of 11.6% during 1993.

      Total assets increased $26.9 million, or 7.3%, during 1993, from $396.8 million at December 31, 1992 to $396.7 million at December 31, 1993. The return on average assets during 1993 was 1.0% compared to a return on average assets of 0.7% during 1992. Total stockholders' equity increased $3.7 million, or 11.9%, from $31.3 million at December 31, 1992 to $35.0 million at December 31, 1993. The return on average equity during 1993 was 11.6% compared to a return on average equity of 8.5% during 1992.

Investment Portfolio
      Marble maintains an investment portfolio as a means to provide liquidity, manage its balance sheet position and provide interest income. In recent years, Marble has been securitizing portions of its fixed rate mortgage portfolio and creating mortgage-backed securities, which has resulted in increased volume and activity in the investment portfolio. This process has also given Marble increased liquidity and flexibility in balance sheet management.

      As of December 31, 1993, Marble adopted Financial Accounting Standards Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". This statement requires that debt and equity securities classified as available-for-sale be reported at fair value, with unrealized gains and losses, net of taxes, shown as a component of stockholders' equity. This accounting change is not applicable to prior periods.

      As part of its balance sheet management strategy, Marble has elected to maintain flexibility in the management of its investment portfolio in order to maintain liquidity and be able to react to changes in the marketplace and the economic environment and therefore does not want, at this time, to keep a large volume of investments until they mature. Marble has elected to classify the majority of its investment securities as available-for-sale, which allows it to turn over portions of the investment portfolio from time to time in order to take advantage of changes in the market.

      During 1994, as interest rates have risen, the market value of most investment securities has decreased. At December 31, 1994 investment securities classified as available-for-sale with an amortized cost of $100.6 million had a net unrealized loss of $7.0 million. Given the current volatility in interest rates, it is possible that the amount of unrealized loss could increase or decrease significantly in future periods.

Loans
      Marble's loan portfolio grew by $18.4 million, or 7.1%, during 1994, from $258.9 million at December 31, 1993 to $277.3 million at December 31, 1994. The heaviest growth was in the consumer loan portfolio, which increased $14.7 million, or 58.1%, from $25.2 million at December 31, 1993 to $39.9 million at December 31, 1994. Increased emphasis on home equity loans and automobile lending were primarily responsible for the increase in the consumer area. Commercial loans increased $5.0 million, or 5.1%, from $98.7 million at December 31, 1993 to $103.7 at December 31, 1994, due to increased demand in commercial real estate loans. As interest rates increased during 1994, Marble experienced a decrease in mortgage loan demand. Total mortgage loans decreased $1.3 million, or 0.9%, from $134.9 million at December 31, 1993 to $133.6 million at December 31, 1994, mainly due to decreases in commercial and construction mortgages.

The following table sets forth the composition of the Bank's total loan portfolio and percentages of total loans (In thousands):

                                Year Ended December 31,
                                1994                1993                1992                1991                1990
                                          Percent             Percent             Percent             Percent             Percent
                                          of Total            of Total            Of Total            Of Total            Of Total
                                Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
----------------------------------------------------------------------------------------------------------------------------------

Mortgage loans:
  Residential                   $126,251   45.5%    $125,906   48.6%    $135,938   49.6%    $165,752   51.8%    $170,239   49.8%
  Commercial                       6,402    2.3        7,491    2.9        9,461    3.4       11,419    3.6       12,894    3.8
  Construction                       937    0.4        1,466    0.6        1,536    0.6        2,918    0.9        5,184    1.5
                                 133,590   48.2      134,863   52.1      146,935   53.6      180,089   56.3      188,317   55.1
Commercial:
  Secured by real estate          56,599   20.4       46,523   18.0       50,828   18.5       54,881   17.1       47,945   14.1
  Construction                       289    0.1        2,003    0.8        3,698    1.4        4,308    1.4        9,662    2.8
  Other                           46,862   16.9       50,220   19.4       50,243   18.3       53,914   16.8       66,230   19.4
                                 103,750   37.4       98,746   38.2      104,769   38.2      113,103   35.3      123,837   36.3
Consumer:
  Equity lines of credit          28,839   10.4       17,323    6.7       14,118    5.1       15,362    4.8       15,341    4.5
  Other                           11,099    4.0        7,932    3.0        8,401    3.1       11,627    3.6       14,140    4.1
                                  39,938   14.4       25,255    9.7       22,519    8.2       26,989    8.4       29,481    8.6
Total loans                      277,278  100.0%     258,864  100.0%     274,223  100.0%     320,181  100.0%     341,635  100.0%
Less:
  Allowance for possible loan
   loss                            8,006               9,830               9,118               8,953              10,948
Net loans                       $269,272            $249,034            $265,105            $311,228            $330,687

Non-Performing Assets
      The management of the Bank has created a regular and ongoing loan review process to rate and review factors relating to the financial quality of the loan accounts of the Bank. Current collateral appraisals, current economic conditions, the financial condition of the borrower, and other known risk factors are considered in evaluating loan quality. Reviewed loans are assigned a grading based on the reviewer's evaluation of the relevant information. As part of the review process, loans are classified as either satisfactorily performing, watch list loans or non-performing loans.

      A satisfactorily performing loan is a loan that is performing within the requirements of the original contract. A watch list loan is a loan that is not performing in a timely or adequate manner and is less than 90 days delinquent, or is a loan where the reviewer is aware of information that may cause the loan to also become delinquent or non-performing in the future. Watch list loans are monitored by a special assets group, and efforts are made to correct any problems before the loan becomes non-performing. A loan is considered to be non-performing when it is placed on non-accrual status, is past due 90 days or more but still accruing interest or has been renegotiated to terms for favorable to the borrower. Foreclosure actions are instituted when collection through normal efforts is judged to be ineffective.

      The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) Statement No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114, as amended by SFAS No. 118 (SFAS No. 114, as amended), requires that impaired loans, as defined, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the face value of collateral if the loan is collateral-dependent. This pronouncement amends SFAS No. 5, "Accounting for Contingencies," to clarify that a creditor should evaluate the collectability of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual. This pronouncement also amends SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring", to require a creditor to measure all loans that are restructured in a troubled debt restructuring involving a modification of terms in accordance with this statement.

      This pronouncement applies to financial statements for fiscal years beginning after December 15, 1994. SFAS No 114, as amended, is applicable to all loans (including troubled debt restructurings), uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or the lower of cost or fair value, leases as defined by SFAS No. 13 and debt securities as defined in SFAS No. 115. The Bank adopted this statement in 1995. Bank management does not anticipate that this accounting change will have a material effect on its financial position or results of operations.

The following table summarizes non-performing loans and non-performing assets (in thousands):

                                           1994     1993      1992      1991      1990
-------------------------------------------------------------------------------------------

Non-accrual loans: (1)
  Mortgage                                 $  648   $   987   $ 1,160   $ 3,024   $   945
  Commercial                                4,628    10,110    13,740     6,012    13,673
  Consumer                                    163        62       143       309       125
Total                                       5,439    11,159    15,043     9,345    14,743
Accruing loans past due 90 days or more:
  Mortgage                                    291       383       655     1,975     3,535
  Commercial                                    0         0        79     3,737       250
  Consumer                                     43        83        27       495       350
Total                                         334       466       761     6,207     4,135
Insubstance foreclosures:
  Mortgage                                      0       436     1,240     1,064       505
  Commercial                                    0     2,890     7,260     8,300     7,436
  Consumer                                      0         0        25        68        16
Total                                           0     3,326     8,525     9,432     7,957
Total non-performing loans                  5,773    14,951    24,329    24,984    26,835
Other real estate owned                     1,551     4,896     8,482    13,205    13,174
Valuation allowance                           (34)   (1,185)   (1,706)        0      (255)
Net other real estate owned                 1,517     3,711     6,776    13,205    12,919
Troubled debt restructurings                    0         0         0     2,256         0
Total non-performing assets                $7,290   $18,662   $31,105   $40,445   $39,754
Total non-performing loans as a
 percentage of total loans                    2.1%      5.8%      8.9%      7.8%      7.9%
Total non-performing assets as a
 percentage of total loans and net
 other real estate owned                      2.6       7.1      11.1      12.2      11.2
Total non-performing assets as a
 percentage of total assets                   1.8       4.7       8.4      10.6      10.1
Allowance for possible loan losses as
 a percentage of total non-performing
 loans                                      138.7      65.7      37.5      35.8      40.1
Allowance for possible loan losses as
 a percentage of total non-performing
 assets                                     109.8      52.7      29.3      22.1      27.2

<F1>  Includes $0, $295 and $297 of troubled debt restructurings at December
      31, 1994, 1993, and 1992, respectively.

An analysis of non-performing loans as of December 31, 1994 follows (in thousands):

                                                         Non-Performing Loans as a Percent of
                                            Non-                         Total
                                            Performing   Total Loans     Non-Performing
                              Total Loans   Loans        In Category     Loans

MORTGAGE LOANS:
  Residential                 $126,251      $  746       0.6%             12.9%
  Commercial                     6,402          19       0.1               3.4
  Construction                     937           0       0.0               0.0
TOTAL MORTGAGE LOANS           133,590         765       0.7              16.3
COMMERCIAL LOANS:
  Secured by real estate        56,599       3,939       3.8              68.2
  Construction                     289           0       0.0               0.0
  All other                     46,862         689       0.7              11.9
TOTAL COMMERCIAL LOANS         103,750       4,628       4.5              80.1
CONSUMER LOANS:
  Equity lines of credit        28,839          92       0.2               1.6
  All other                     11,099         114       0.3               2.0
TOTAL CONSUMER LOANS            39,938         206       0.5               3.6
                              $277,278      $5,599       2.1%            100.0%

      During 1994, Marble's total non-performing assets decreased by $11.4 million. Non-performing loans decreased $9.2 million, or 61.4%, from $15.0 million at December 31, 1993 to $5.8 million at December 31, 1994, and net other real estate owned decreased $2.2 million, or 59.1%, from $3.7 million at December 31, 1993 to $1.5 million at December 31, 1994. At December 31, 1994 there were accruing fair value troubled debt restructurings of $3.2 million.

      In June 1994, there was a bulk sale of $7.7 million of non-performing assets to a private investor. Included in this sale were $3.4 million of non-performing loans, $3.7 million of other real estate owned and $.6 million of classified accruing loans. After charge-offs and writedowns totalling $2.7 million, net cash of $5.0 million was received. The levels of the reserve for possible loan losses and the valuation reserve for writedowns of other real estate were sufficient to allow Marble to effect the transaction without the need to recognize further losses.

      The Bank maintains a special asset group within the loan department to manage and monitor assets that represent increased risk. This group identifies both current and potential problem loans, procures current appraisals on the identified properties, pursues foreclosure proceedings where warranted and manages the disposition of non-performing loans and foreclosed assets.

      At December 31, 1994 and 1993, properties having an estimated current market value of $0 and $3.3 million, respectively, were categorized as insubstance foreclosures. A loan usually becomes categorized as an insubstance foreclosure when the borrower has little or no equity in the collateral securing the loan, and the only apparent source of repayment would come from the sale of the property. Using previously established loan loss reserves, the loans are written down to the estimated market value of the collateral and the balance transferred to the insubstance foreclosure category.

      Through foreclosure and other legal means, title has been obtained to a number of properties that were previously held as collateral on certain non-performing loans. Using previously established loan loss reserves, these properties were written down to the estimated current market value of the properties obtained and the remaining balance transferred to other real estate owned. After foreclosure, these assets are carried at the lower of fair market value less estimated costs to sell, or cost. Properties held totaled $1.6 million at December 31, 1994 and $4.9 million at December 31, 1993. The special assets group is managing these properties for the benefit of the Bank and is vigorously marketing them in order to bring about their sale as soon as possible. During 1994 and 1993, disposal of these properties totaled $4.7 million and $5.9 million, respectively.

Allowance for Possible Loan Losses
(In Thousands)

      The following table summarizes net loans outstanding at the end of each period indicated, and the average amount of net loans outstanding, changes in the allowance for possible loan losses and other selected statistics during each period indicated.

                                                  At December 31,
                                                  1994        1993        1992        1991        1990
-----------------------------------------------------------------------------------------------------------

Average net loans outstanding during period       $258,488    $255,496    $293,903    $322,639    $325,922
Net loans outstanding, end of period              $269,272    $249,034    $265,105    $311,228    $330,687
Allowance for possible loan losses, beginning
 of period                                        $  9,830    $  9,118    $  8,953    $ 10,948    $ 19,614
Loans charged-off:
  Mortgage(1)                                        1,130         224         808       1,203         749
  Commercial and other(2)                            2,838       1,508       2,182       9,715      20,633
  Consumer                                              54         127         387         497         311
      Total loans charged-off                        4,022       1,859       3,377      11,415      21,693
Recoveries on amounts previously charged-off:
  Mortgage(1)                                            9          42          19         152          20
  Commercial and other(2)                            1,674         742         419       1,057         713
  Consumer                                              15          43          63          77          15
      Total recoveries                               1,698         827         501       1,286         748
Net loans charged-off                                2,324       1,032       2,876      10,129      20,945
Provision for possible loan losses                     500       1,744       3,041       8,134      12,279
Allowance for possible loan losses, end
 of period                                        $  8,006    $  9,830    $  9,118    $  8,953    $ 10,948
Net loans charged-off as a percentage of
 average net loans outstanding                         0.9%        0.4%        1.0%        3.1%        6.4%
Allowance for possible loan losses as a
 percentage of net loans outstanding at
 end of period                                         3.0%        3.9%        3.4%        2.9%        3.3%

<F1>  Includes residential construction loans.
<F2>  Includes commercial loans secured by real estate and commercial construction loans.

      Based on the recommendations of management, the loan review group and the special assets group, the allowance for possible loan losses is determined by applying the recommendations from these groups to a reserve formula. Each non-performing loan is analyzed individually and an appropriate level of reserve is established for each loan. In addition, watch list loans, randomly selected groups of performing loans and all performing commercial loans over $500,000 are regularly reviewed, and a reserve percentage is allocated based on past experience and current economic conditions. The balance of the loan portfolio is analyzed by type and assigned a reserve allocation based on management's judgment of the past history of performance of the loan category, underlying collateral values and current economic conditions. The level of the reserve is determined by aggregating the many separate calculations described above. The Bank considers the formula and related calculations to be adequate to assess the risk inherent in the loan portfolio at December 31, 1994 given the current economic conditions in New England. The formula calculations are reviewed and updated regularly, and the provision and the valuation allowance are adjusted accordingly. Given the level of non-performing assets and the risk inherent in the loan portfolio, it is possible that the application of the reserve formula may not indicate the need for additions to the reserve during 1995.

The allowance for possible loan losses was allocated as follows for the periods indicated:

                                       At December 31,
                                       1994              1993              1992              1991              1990
                                               Percent           Percent           Percent           Percent            Percent
                                               Of Total          Of Total          Of Total          Of Total           Of Total
                                       Amount  Loans     Amount  Loans     Amount  Loans     Amount  Loans     Amount   Loans
---------------------------------------------------------------------------------------------------------------------------------

Balance at end of year applicable to:
  Mortgage (1)                         $  668    48.2%   $  810   52.1%    $  753   53.6%    $  966   56.3%    $ 1,056   55.1%
  Commercial and other (2)              4,754    37.4     5,157   38.2      7,442   38.2      6,440   35.3       8,453   36.3
  Consumer                                420    14.4       272    9.7        231    8.2        316    8.4         272    8.6
  Unallocated                           2,164     0.0     3,591    0.0        692    0.0      1,231    0.0       1,167    0.0
      Total                            $8,006   100.0%   $9,830  100.0%    $9,118  100.0%    $8,953  100.0%    $10,948  100.0%

<F1>  Includes residential construction loans.
<F2>  Includes commercial loans secured by real estate and commercial construction loans.

      Not withstanding the foregoing allocations, the entire allowance for possible loan losses is available to absorb charge-offs in any category of loans.

Liquidity
      Marble's principal sources of funds are deposits, loan amortization and maturities, prepayments and sales of loans and income on earning assets. The Bank may also borrow from the Federal Home Loan Bank (FHLB) and other correspondent banks.

      The Bank experienced a net increase in total deposits of $.6 million and $14.1 million during 1994 and 1993, respectively, and a net decrease of $4.7 million in 1992, after crediting of interest. During 1994, 1993 and 1992, sales of mortgage loans, including securitizations, totalled $8.6 million, $38.1 million, and $66.5 million, respectively.

      In addition to liquidity provided by the aforementioned sources, the Bank maintains a portfolio of short-term investments and investment securities which averaged $118.7 million, or 29.9% of average assets, in 1994, $107.5 million, or 28.1% of average assets, in 1993 and $58.9 million, or 15.8% of average assets, in 1992. During 1994, 1993 and 1992, the Bank securitized $2.0 million, $24.0 million and $56.9 million, respectively, of pools of residential mortgage loans with the Federal National Mortgage Association (FNMA) and converted them to mortgage-backed securities. This process creates a more liquid asset while maintaining the attractive interest rates of the underlying loans.

      At December 31, 1994, 1993 and 1992, the Bank had $51.9 million, $53.0 million, and $43.0 million, respectively, of outstanding FHLB advances. These advances are secured by certain mortgage loans, and other qualifying assets, plus all FHLB stock owned by the Bank. Subject to certain considerations, the Bank has potential access to an additional $31.9 million from the FHLB.



Interest Sensitivity
(In Thousands)
      Marble continuously monitors its interest rate sensitivity as a means of insuring that changes in interest rates do not have a material adverse impact on income. The Asset and Liability Committee of the Bank analyzes the interest rate gap and attempts to manage and improve the interest rate sensitivity. The interest rate gap is the difference between the volume of interest sensitive assets and interest sensitive liabilities that will mature or reprice within a given time period.

      A positive gap position exists when the volume of rate sensitive assets exceeds the volume of rate sensitive liabilities in a given time frame, and indicates that more assets than liabilities will mature or reprice during that period. A positive gap position will tend to improve earnings in a rising rate environment and impede earnings in a declining rate environment. A negative gap position exists when the volume of rate sensitive liabilities exceeds the volume of rate sensitive assets in a given time frame, and indicates that more liabilities than assets will mature or reprice during that period. A negative gap position will tend to impede earnings in a rising rate environment and improve earnings in a declining rate environment.

      The following schedule reflects the interest sensitive assets and liabilities which will mature or reprice within the stated time frames, as of December 31, 1994.

                                          At December 31, 1994
                                                       Over 3       Over 6      Over 1
                                                       Months       Months      Year
                                          3 Months     Through      Through     Through    Over 5
                                          or Less      6 Months     1 Year      5 Years    Years (4)   Total
-----------------------------------------------------------------------------------------------------------------

Rate-sensitive assets:
  Mortgage loans (1)                      $ 34,522     $11,396      $43,101     $23,026    $21,545     $133,590
  Commercial and other loans (2)            67,787       3,081        7,347      15,006     10,529      103,750
  Consumer loans                            21,179       4,973        5,537       4,225      4,024       39,938
      Total loans                          123,488      19,450       55,985      42,257     36,098      277,278
  Investments and other (3)                 10,236      14,156       16,377      48,464     24,116      113,349
      Total rate-sensitive assets          133,724      33,606       72,362      90,721     60,214      390,627

Rate-sensitive liabilities:
  Savings, NOW and money market             70,309           0            0           0     42,278      112,587
  Time deposits                             25,360      30,136       64,810      57,722          9      178,037
      Total deposits                        95,669      30,136       64,810      57,722     42,287      290,624
  Borrowed funds                            46,138       8,000       10,000           0          0       64,138
      Total rate-sensitive liabilities     141,807      38,136       74,810      57,722     42,287      354,762
Interest sensitive gap                    $ (8,083)    $(4,530)     $(2,448)    $32,999    $17,927     $ 35,865

Rate-sensitive assets/rate-sensitive
 liabilities                                  94.3%       88.1%        96.7%      157.2%     142.4%       110.1%

Interest sensitive gap as a percent
 of total assets                              (2.0)%      (1.1)%       (0.6)%       8.1%       4.4%         8.8%

<F1>  Includes residential construction loans.
<F2>  Includes commercial loans secured by real estate and commercial construction loans.
<F3>  Maturities of mortgage-backed securities are based on mortgage loan prepayment assumptions.
<F4>  Includes non-accrual loans without regarding to contractual maturities.

The following schedule shows loans due after one year with:


      Predetermined interest rates                $74,662
      Floating or adjustable interest rates         3,693
      TOTAL                                       $78,355

Capital Resources
      Marble is required to meet certain minimum leverage and risk-weighted assets to capital ratios adopted by the Federal Reserve Board (FRB) and the FDIC, and made applicable to bank holding companies and state non-member banks, respectively. All regulatory agencies have adopted the requirements of 3% to 5% leveraged (core) capital and 8% risk-adjusted capital. The following table sets forth a comparison of Marble's capital position to the minimum regulatory requirements as of December 31, 1994. For regulatory capital purposes, the impact of the adoption of Statement 115 need not be considered.

  Ratio                           Requirements           Actual
----------------------------------------------------------------

  Leverage (core)                 3.0% - 5.0% (1)         9.6%
  Risk based capital              4.0%        (2)        15.6%
  Tier I total (Tier I & II)      8.0%        (3)        16.9%

<F1>  Total stockholders' equity before the Statement 115 adjustment and less the amount of intangible assets and the amount of the net deferred tax asset that will not be realized within one year, divided by total assets. The current requirement is 3.0% for banks with the highest regulatory rating and higher requirements applied on a case-by-case basis for other banks.
<F2>  Total stockholders' equity before the Statement 115 adjustment and less the amount of intangible assets, and the amount of the net deferred tax asset that will not be realized within one year, divided by risk-adjusted total assets. The current requirement is 4.0%.
<F3>  The sum of Tier 1 capital and the allowance for possible loan losses
      (limited to 1.25% of risk-adjusted total assets), divided by risk-adjusted total assets. The current requirement is 8.0%.

RESULTS OF OPERATIONS
Comparison of Years ended December 31, 1994 and 1993

General
      Marble recorded net income of $7.1 million, or $2.08 per share, for the year ended December 31, 1994, compared to net income of $3.9 million, or $1.15 per share, during the year ended December 31, 1993. Foremost among the factors that led to the increased net income during 1994 was the recording of a net income tax benefit of $2.9 million compared to a net tax benefit of $.7 million during 1993. Yields on loans and investments increased during 1994 faster than the cost of funds and resulted in an increase in net interest income during 1994. Continued progress in the resolution of non-performing assets led to a significant decrease in the provision for possible loan losses during 1994 as compared to 1993, as well as an increase in the percentage of earning assets and a decrease in the volume of expenses relative to the ownership and collection of non-performing assets.

      Marble Financial Corporation's operating results are largely dependent on the net interest income of its subsidiary, Marble Bank. Net interest income is the difference between interest income from loans and investments and net interest expense on deposits and borrowings. The Bank's income is also affected by the level of its non-interest income and expenses and, particularly in more recent years, the extent of the required provisions for loan losses, the level of non-performing assets, losses incurred in the liquidation of its equity securities portfolio, and the level of loan originations.

      Net interest income increased by $1.5 million, or 10.7%, during 1994, from $13.6 million during 1993 to $15.1 million during 1994. Total interest income increased $2.1 million, or 8.0%, from $26.3 million during 1993 to $28.4 million during 1994.

      The table below sets forth the weighted average yield on earning assets, the weighted average interest paid on interest-bearing liabilities, the interest rate spread and the net interest margin for the periods indicated.

Analysis of Average Rates and Balances
(In Thousands)

                                    Year Ended December 31,
                                              1994                            1993                            1992
                                    Average   Interest  Average     Average   Interest  Average     Average   Interest  Average
                                    Balance   Inc/Exp   Yield/Rate  Balance   Inc/Exp   Yield/Rate  Balance   Inc/Exp   Yield/Rate
----------------------------------------------------------------------------------------------------------------------------------

Assets
Loans (1)                           $268,098  $20,998   7.8%        $264,572  $20,300   7.7%        $302,660  $25,583   8.5%
Mortgage-backed securities (2)       102,984    6,333   6.1          100,630    5,643   5.6           47,774    4,166   8.7
Taxable investment securities (2)     11,441      772   6.7              797       64   8.0            5,209      243   4.7
Non-taxable investment
 securities(2)(3)                      3,502      274   7.8            3,175      244   7.7            3,356      256   7.5
Short term investments and
 interest-bearing deposits               787       34   4.3            2,902       60   2.1            2,583       57   2.2
Total interest-earning assets        386,812   28,411   7.3%         372,076   26,311   7.1%         361,582   30,305   8.4%
Other real estate owned                2,391                           5,575                           8,390
Other non-interest-earning assets      8,123                           4,858                           2,782
                                    $397,326                        $382,509                        $372,754

Liabilities and Stockholders' Equity
Savings and time deposits           $286,969   10,671   3.7%        $286,641   10,762   3.8%         283,663   14,314   5.0%
FHLB advances                         46,828    2,121   4.5           33,216    1,503   4.5           32,183    1,723   5.4
Other borrowed funds                  12,325      507   4.1           12,558      386   3.1           10,913      421   3.9
Total interest-bearing liabilities   346,122   13,299   3.8%         332,415   12,651   3.8%         326,759   16,458   5.0%
Non-interest bearing liabilities      16,929                          16,792                          16,135

Total liabilities                    363,051                         349,207                         342,894
Stockholders' equity                  34,275                          33,302                          29,860
                                    $397,326                        $382,509                        $372,754
Net interest income                           $15,112                         $13,660                         $13,847
Net interest spread (4)                                 3.5%                            3.3%                            3.4%
Net Interest margin (5)                                 3.9%                            3.7%                            3.8%

<F1>  Includes non-performing loans.
<F2>  Includes both investment securities held-to-maturity and available-
      for-sale.
<F3>  Income on investment securities of states and political subdivisions and common and preferred stocks are stated on a taxable-equivalent basis (using a 34% tax rate) The amount of taxable equivalent adjustment is $18, $20 and $22 for December 31, 1994, 1993 and 1992, respectively.
<F4>  Interest rate spread is the difference between the yield on earning assets and the rates paid on interest-bearing liabilities.
<F5>  Net interest margin is net interest income divided by average earning assets.

Rate Volume Analysis of Net Interest Income
(In Thousands)

      The following table reflects changes in Marble's net interest income on a fully taxable equivalent basis attributable to the change in interest rates and change in the volume of earning assets and interest-bearing liabilities. Amounts attributable to the variance in rate are based on the change in rate multiplied by the prior year's volume. Amounts attributable to the variance in volume are based on the changes in volume multiplied by the prior year's rate. The combined effect on changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the variance due to volume and the variance due to rate.

                                    Year Ended December 31,
                                    1994 Compared to 1993         1993 Compared to 1992
                                    Variance  Variance            Variance  Variance
                                    Due To    Due To    Total     Due To    Due To    Total
                                    Volume    Rate      Variance  Volume    Rate      Variance
-----------------------------------------------------------------------------------------------

Gross loans                         $  273    $425      $  698    $(3,048)  $(2,235)  $(5,283)
Mortgage-backed  securities            135     555         690      2,180      (703)    1,477
Taxable investment securities          716      (8)        708     (1,189)    1,010      (179)
Non-taxable investment securities       26       4          30        (14)        2       (12)
Short-term investments                  54     (80)        (26)         7        (4)        3
      Total interest income          1,204     896       2,100     (2,064)   (1,930)   (3,994)

Interest expense on deposits and
 borrowed funds:
Savings and time deposits               12    (103)        (91)       152    (3,704)   (3,552)
FHLB advances                          617       1         618         57      (277)     (220)
Other short-term borrowings             (7)    128         121         96      (131)      (35)
      Total interest expense           622      26         648        305    (4,112)   (3,807)
Change in net interest  income      $  582    $870      $1,452    $(2,369)  $ 2,182   $  (187)

      As a result of increased interest rates during 1994, the yield on average loans increased from 7.7% during 1993 to 7.8% during 1994. The increase in rates combined with an increase in the volume of loans outstanding led to an increase in interest income on loans of $.7 million, or 3.4%, during 1994 as compared to 1993. Most of the increase in the average volume of loans outstanding during 1994 occurred in the consumer portfolio, primarily due to increased volume in home equity and automobile loans. Due primarily to increased rates, interest income on mortgage-backed securities increased by $.7 million during 1994 as compared to 1993. Due mostly to increases in volume, interest income on all other investments increased by $.7 million.

      Total interest expense increased $.6 million, or 5.1%, from $12.7 million during 1993 to $13.3 million during 1994. Interest expense on deposits decreased $.1 million or 0.8%, from $10.8 million during 1993 to $10.7 million during 1994, primarily due to a decrease in the average rate paid on deposits from 3.8% during 1993 to 3.7% during 1994, which offset a slight increase in the average volume of interest-bearing deposits during 1994. The average volume of borrowed funds increased by $13.4 million, or 29.2%, from $45.8 million during 1993 to $59.2 million during 1994, and was primarily responsible for an increase of $.7 million in interest expense on total borrowed funds during 1994 as compared to 1993.

      Interest rates began to rise during February 1994 and continued to rise throughout the year. Marble was able to benefit from an excess of interest sensitive assets over interest sensitive liabilities during most of 1994, and as a result the net interest spread increased from 3.3% during 1993 to 3.5% during 1994 and the net interest margin increased from 3.7% to 3.9%.

Provision for Possible Loan Losses
      The provision for possible loan losses decreased by $1.2 million, or 71.3%, from $1.7 million during 1993, to $.5 million during 1994. A bulk sale of non-performing assets in June 1994 and other resolutions during the year increased the ratio of reserve coverage of non-performing loans from 65.7% at December 31, 1993 to 138.7% at December 31, 1994. The increased coverage of the allowance for possible loan losses and the continued improvement in loan quality decreased the need for provisions to the allowance during 1994.

Non-interest Income and Expense
      Non-interest income decreased by $.7 million, or 76.2%, from $.9 million during 1993 to $.2 million during 1994. The Bank recorded a net loss on securities transactions of $1.0 million during 1994, compared to a net loss of $.1 million during 1993. The losses realized during 1994 were primarily from the sale of mortgage-backed securities, which were sold in an effort to reduce future interest rate risk and improve earnings in future periods. The loss during 1993 is the result of $.3 million in net gains from sales of mortgage-backed securities, which were offset by a write down to current market value of $.4 million in the available-for-sale investment securities portfolio. Service charges on deposit accounts increased by $.1 million, from $.7 million during 1993 to $.8 million during 1994, due primarily to increases in fees and an increased volume of accounts requiring service charges. Other income increased $.1 million during 1994 as compared to 1993, due primarily to increased servicing income on sold mortgages.

      Non-interest expense increased $.5 million, or 5.5%, from $10.1 million during 1993 to $10.6 million during 1994. Salaries and benefits expenses increased $.3 million, or 5.8%, during 1994 due to higher benefits costs and increases in staff and salary levels. Occupancy and equipment expenses increased $.1 million, or 5.3%, during 1994 due to a full year of operation of the Gryphon Building and the opening of the Castleton office in August 1994. Net other real estate owned expenses decreased $.2 million, or 46.6%, during 1994, due to a decreased volume of foreclosed properties. Other non-interest expenses increased $.4 million, or 12.5%, from $3.0 million during 1993 to $3.4 million during 1994.

Income Taxes
      The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (Statement 109) in February 1992. Marble adopted Statement 109 effective January 1, 1992. There was no cumulative effect on Marble's statement of operations as of the effective date of adoption. Under Statement 109, Marble's deferred tax asset and related valuation allowance is reviewed quarterly and adjustments to such net asset are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset. For the years ended December 31, 1994, and December 31, 1993, the adoption of this method resulted in the recording of a net deferred tax asset of $2.9 million and $.7 million, respectively, which have been recognized as a deferred income tax benefit.

RESULTS OF OPERATIONS
Comparison of years ended December 31, 1993 and 1992

General
      Marble recorded net income of $3.9 million, or $1.15 per share, for the year ended December 31, 1993, compared to net income of $2.5 million, or $.78 per share, during the year ended December 31, 1992. Although there were many factors, including the continued fall of interest rates, the increased volume of residential mortgages and mortgage refinancing activity and the increased levels of mortgage-backed securities, deposits and borrowings, that contributed to the 52.9% increase in net income during 1993, the main factors were the increase in the quality of the loan portfolio and the decrease in the volume of non-performing assets. Continued progress in these areas led to a lower provision for possible loan losses during 1993 and to a substantial decrease in the amount of expenses relative to the ownership and collection of non-performing assets.

Net Interest Income
      Net interest income decreased by $.2 million, or 1.3%, during 1993, from $13.8 million during 1992 to $13.6 million during 1993. Total interest income decreased $4.0 million, or 13.2%, from $30.3 million during 1992 to $26.3 million during 1993. Again in 1993, as a result of decreased interest rates, the yield on average loans decreased, from 8.5% during 1992 to 7.7% during 1993. The decrease in rates and a decrease in the average volume of loans outstanding combined to create a decrease in interest income on loans of $5.3 million, or 20.7%, during 1993 when compared to 1992. Most of the decrease in the average volume of loans outstanding during 1993, as in 1992, occurred in the mortgage portfolio, where average volume decreased $38.2 million, primarily due to the securitization of pools of fixed rate residential mortgage loans. Some of these securitized pools were retained by the Bank, and contributed to the increase in interest income on investments during 1993. Due mostly to increases in volume, interest income on investments increased by a total of $1.3 million during 1993, as compared to 1992.

      Total interest expense decreased $3.8 million, or 23.1%, from $16.5 million during 1992 to $12.7 million during 1993. Interest expense on deposits decreased $3.6 million, or 24.8%, primarily due to a decrease in the average rates paid on deposits from 5.0% during 1992 to 3.8% during 1993. An increase of $3.0 million in the average outstanding volume of interest bearing deposits during 1993 offset slightly the decrease in interest expense. An increase in the average volume of borrowings outstanding was offset by a decrease in the average rate paid on borrowings and resulted in a decrease of $.3 million in interest expense on borrowed funds during 1993, as compared to 1992.

      Interest rates declined during 1993 to the lowest levels in many years. While Marble was able to benefit from falling rates and an excess of interest sensitive liabilities over interest sensitive assets during 1992, the continued low rates during 1993 helped the yields on interest sensitive assets to draw closer to already low interest sensitive liability rates, and resulted in a decrease in the net interest spread from 3.4% during the year ended December 31, 1992 to 3.3% for the year ended December 31, 1993, and a decrease in the net interest margin from 3.8% for 1992 to 3.7% for 1993.

Provision for Possible Loan Losses
      The provision for possible loan losses decreased by $1.3 million, or 42.7%, from $3.0 million during 1992, to $1.7 million during 1993. Loan quality improved during 1993 such that net loan charge-offs decreased $1.9 million, from $2.9 million during 1992 to $1.0 million during 1993.

Non-interest Income and Expense
      Non-interest income decreased by $2.2 million, or 70.3%, from $3.1 million during 1992 to $0.9 million during 1993. During 1993, the Bank recorded a net loss on securities transactions of $.1 million, compared to a net gain of $2.2 million during 1992. The gains realized during 1992 were primarily from the sale of mortgage-backed securities, which were sold in an effort to reduce future interest rate risk and change the interest sensitivity position. The loss during 1993 is the result of $.3 million in net gains from sales of mortgage-backed securities, which were offset by a write down to current market value of $.4 million in the available-for-sale investment securities portfolio. Service charges on deposit accounts increased by $.1 million, from $.6 million during 1992 to $.7 million during 1993, due primarily to increases in fees and an increased volume of accounts requiring service charges due to lower interest rates. Other income decreased $26,000 during 1993, as compared to 1992, due primarily to decreased fees on sold mortgages serviced for others, as many of these mortgages continued to be refinanced due to the low rate environment.

      Non-interest expense decreased $1.9 million, or 16.2%, from $12.0 million during 1992 to $10.1 million during 1993. Net other real estate owned expenses were $.4 million during 1993, which was a decrease of $2.7 million, or 87.9%, from $3.1 million during 1992. Salaries and benefits expenses increased $.6 million, or 12.8%, during 1993 due primarily to increased salary levels and the implementation of new 401(k) and incentive plans. Occupancy and equipment expenses increased $.1 million, or 7.7%, primarily as a result of increased expenses relative to the ownership and renovation of the Gryphon Building in Rutland. Other non-interest expense increased $.1 million, or 2.9%, during 1993, as compared to 1992.

Income Taxes
      The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (Statement 109) in February 1992. Marble adopted Statement 109 effective January 1, 1992. There was no cumulative effect on Marble's statement of operations as of the effective date of adoption. Under Statement 109 Marble's deferred tax asset and related valuation allowance is reviewed quarterly and adjustments to such net asset are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset. For each of the years ending December 31, 1993 and December 31, 1992 the adoption of this method resulted in the recording of a net deferred tax asset of $.7 million, which has been recognized as a deferred income tax benefit.

Change In Accounting For Investment Securities
      At December 31, 1993, Marble adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). The adoption of Statement 115 resulted in changes in the classification of certain securities at December 31, 1993, the inclusion of the cumulative effect on earnings as of December 31, 1993 of a previously lower of cost or market writedown on investment securities held for sale ($.5 million) in the statements of operations and the recording of this net unrealized loss as a component of equity.


MARBLE FINANCIAL CORPORATION OFFICERS

Edward J. Grover                          Marvin B. Elliott
President and Chief Executive Officer     Vice President

George B. Williams                        Julie M. Sharon
Vice President, Secretary and Treasurer   Assistant Secretary




MARBLE BANK OFFICERS


ADMINISTRATION                             OPERATIONS                                    BUSINESS DEVELOPMENT

Edward J. Grover                           Lewis J. Watson                               Thomas E. Crittenden
President & Chief Executive Officer        Vice President, Senior Operations Officer     Vice President, Business Development
                                                                                         Senior Consumer Loan Officer
Marvin B. Elliott                          Patrica R. Barrett
Executive Vice President,                  Assistant Vice President, Deposit Services    Christine A. Hatch
Deposits and Loans                                                                       Assistant Vice President,
                                           William C. Jacobs                             Deposit Development
George B. Williams                         Assistant Treasurer, Data Processing
Executive Vice President,                                                                Jean M. Kelly
Chief Financial Officer,                   Carroll A. Curtis                             Assistant Treasurer, Government
Corporate Treasurer, Corporate Secretary   Assistant Treasurer, Loan Operations          Accounts

Julie M. Sharon                            Maureen E. Mangan                             Robin S. Siss
Assistant Secretary                        Assistant Treasurer, Technical Support        Assistant Treasurer,
                                                                                         Business Development
FINANCE                                    Stephen P. Pelletier
                                           Vice President, Technical Support             BRANCH ADMINISTRATION
William T. Butler, Jr.
Senior Vice President, Controller          LOANS                                         Marshall M. Lawrence
                                                                                         Vice President, Branch Administration
David M. Loseby                            Robert D. Lesser                              Senior Mortgage Loan Officer
Assistant Vice President,                  Vice President, Senior Commercial Loan
Assistant Controller                       Officer                                       Joyce A. Kopsack
                                                                                         Assistant Treasurer, Retail Banking
HUMAN RESOURCES                            George E. Araskiewicz                         Rutland
                                           Assistant Treasurer, Collections
Kathleen J. Houghton                                                                     Roderick K. Phillips
Vice President,                            Timothy P. Collins                            Vice President, Castleton
Director of Personnel                      Vice President, Commercial Loans
                                                                                         Faith S. Truax
Cheryl A. Fisher                           Debra A. Coyne                                Assistant Vice President, Norwich
Assistant Treasurer, Training Coordinator  Assistant Treasurer, Consumer Loans
                                                                                         Robert V. Maynes
Karen S. Morris                            Robert E. Crosby                              Vice President, Shelburne
Assistant Treasurer, Benefits              Vice President, Mortgage Loan Officer
Administrator                                                                            Johanna W. White
                                           Scott L. Dikeman                              Assistant Treasurer,
INTERNAL CONTROLS                          Assistant Vice President, Commercial Loans    Assistant Manager, Shelburne

J. Daniel Way, Jr.                         Thomas E. Firliet                             Elizabeth J. Phelps
Vice President                             Assistant Treasurer, Special Assets           Vice President, Springfield

Sara P. Magro                              Karen Forte Garrow                            Cynthia A. Gagnier
Assistant Treasurer, Auditor               Assistant Vice President, Commercial Credit   Assistant Treasurer,
                                                                                         Assistant Manager, Springfield
Audrey A. Zullo                            Mitchell D. Moore
Assistant Vice President,                  Assistant Vice President, Commercial Loans    Theresa M. Minelli
Loan Review                                                                              Vice President, White River Junction
                                           Kevin J. Raleigh
MARKETING                                  Vice President, Commercial Loans              Richard F. Kozlowski
                                                                                         Assistant Treasurer,
Kathleen E. Doon                           Michael B. Southard                           Assistant Manager, White River Junction
Vice President, Director of Marketing      Assistant Treasurer, Mortgage Originator
                                                                                         Bethany D. Hayes
                                           Janet L. Stover                               Assistant Vice President,
                                           Assistant Vice President, Senior Underwriter  Woodstock

                                           Mark S. Wright
                                           Assistant Treasurer, Mortgage Originator



BOARD OF DIRECTORS OF                      BOARD OF TRUSTEES OF                          UPPER VALLEY REGIONAL

MARBLE FINANCIAL CORPORATION               MARBLE BANK                                   MARKETING ADVISORY BOARD

Alfred J. Beauchamp                        Alfred J. Beauchamp                           Richard M. Gaull, C.I.C.
Chairman of the Board.                     Chairman of the Board.                        Vice President, Woodstock Insurance
General Agent Emeritus, Conn. Mutual       General Agent Emeritus, Conn. Mutual
Life Insurance Company                     Life Insurance Company                        Margaret A. Jacobs, Esq.
                                                                                         Attorney
Bruce K. Belden                            Bruce K. Belden
President, Belden Construction Co.         President, Belden Construction Co.            Edward J. Redpath
                                                                                         Owner, Coldwell Banker-
Patrick W. Boylan                          Patrick W. Boylan                             Redpath & Company, Realtors
President,                                 President,
Woodlan Tool & Machine Co., Inc.           Woodlan Tool & Machine Co., Inc.              C. Kevin Tibbits
                                                                                         Vice President, Kinney, Pike, Bell
S. Stacy Chapman, III                      S. Stacy Chapman, III                         & Conner, White River Junction
Member Webber, Costello, Chapman &         Member Webber, Costello, Chapman &
Kupferer, Ltd.                             Kupferer, Ltd.                                Debbie A. Young, CPA
                                                                                         Morgan & Young, PC
George C. Grant, Jr.                       George C. Grant, Jr.
President,                                 President,
Geo. C. Grant Adjustment Agency            Geo. C. Grant Adjustment Agency               CHITTENDEN REGIONAL
                                                                                         MARKETING ADVISORY BOARD
Edward J. Grover                           Edward J. Grover
President & Chief Executive Officer        President & Chief Executive Officer           Maurice Harvey

Pamela A. Lafayette                        Pamela A. Lafayette                           John W. Mahoney
President, F.R. Lafayette, Inc.            President, F.R. Lafayette, Inc.               President,
                                                                                         Health Insurance & Vermont, Inc.
John R. Pfeffer                            John R. Pfeffer
Retired, Former Chairman of the Board,     Retired, Former Chairman of the Board,        Thomas Pierce
New Canaan Bank & Trust  Co.               New Canaan Bank & Trust  Co.                  Executive Vice President, Knight
                                                                                         Quality Stations & General Manager
William B. Wright                          Paul E. Roche, CPA                            WEZF-FM
Retired, Former President & Chairman       Partner,
of the Board, Marble Bank                  Paul E. Roche, Company                        Kenneth A. White
                                                                                         Retired
                                           William B. Wright
                                           Retired, Former President & Chairman          SPRINGFIELD ADVISORY
                                           of the Board, Marble Bank                     MARKETING BOARD

                                                                                         Stephen S. Ankuda, Esq.
                                                                                         Parkeat & Ankuda, P.C.

                                                                                         Michael Bernhardt
                                                                                         WCFR-AM and FM

                                                                                         Robert E. Dufresne
                                                                                         Vice President, Dufresne, Henry, Inc.

                                                                                         Eugene R. Guy
                                                                                         Springfield Financial

                                                                                         Peter G. MacGillivray
                                                                                         Treasurer, Wheelers Pharmacy
                                                                                         Owner, Liggett-Rexall Drug, Plaza

                                                                                         Peter Powers, CPA

                           BRANCHES

                           Rutland Office
                           47 Merchants Row
                           P.O. Box 978
                           Rutland, Vermont  05702
                           802-775-0025
                           TOLL FREE 800-622-4493

                           Castleton Office
                           Main Street
                           P.O. Box 1547
                           Castleton, Vermont  05735

                           Norwich Office
                           Main Street
                           P.O. Box 793
                           Norwich, Vermont  05055
                           802-649-2323

                           Shelburne Office
                           Route 7
                           P.O. Box 189
                           Shelburne, Vermont  05482
                           802-985-9130

                           Springfield Office
                           Springfield Shopping Plaza
                           P.O. Box 689
                           Springfield, Vermont  05156
                           802-885-5151

                           White River Junction Office
                           Maple and Pine Street
                           P.O. Box 635
                           White River Junction, Vermont   05001
                           802-295-7777

                           Woodstock Office
                           Route 4 East
                           P.O. Box 297
                           Woodstock, Vermont  05091
                           802-457-3666



                           ---------------------
                          |                     |
                          |        MARBLE       |
                          |         BANK        |
                          |                     |
                           ---------------------
                           Member FDIC


MARBLE
FINANCIAL CORPORATION

47 Merchants Row
P.O. Box 978
Rutland, Vermont 05702
802-775-0025
Toll Free: 800-622-4493